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Exhibit 12(a)(1)(i)

WILLIAMS CONTROLS, INC.
EXCHANGE OFFER AND PROXY SOLICITATION
OFFERING MEMORANDUM
IN RESPECT OF ALL OUTSTANDING
SERIES A PREFERRED STOCK,
7 1/2% CONVERTIBLE REDEEMABLE SERIES

        Upon the terms and subject to the conditions set forth in this Offering Memorandum and in the accompanying Letter of Transmittal (the "Exchange Offer"), Williams Controls, Inc. (the "Company", "we" or "us") hereby offers to exchange any and all of our issued and outstanding Series A Preferred Stock, 7 1/2% Redeemable Convertible Series, par value $.01 per share (the "Series A Preferred"), for shares of our Series A-1 Preferred Stock, Non-Redeemable Convertible Series, par value $.01 per share (the "Series A-1 Preferred"). The exchange ratio is one share of Series A Preferred for one share of Series A-1 Preferred. Upon exchanging your shares of Series A Preferred for Series A-1 Preferred, you will forfeit your right to receive payment of any accrued but unpaid dividends on the Series A Preferred; however, the Series A-1 Preferred will accrue dividends in an amount equal to the forfeited dividends on the Series A Preferred by September 30, 2002.

        We are also soliciting proxies (the "Proxy Solicitation") from the holders of the outstanding Series A Preferred to vote to approve the creation and issuance by the Company of the Series A-1 Preferred and Series B Preferred Stock, 15% Redeemable Convertible Series, par value $.01 per share (the "Series B Preferred") (the "Proposal"). Each of the Series B Preferred and Series A-1 Preferred will rank senior to the Series A Preferred upon the liquidation of the Company and the payment of dividends.

        We are making the Exchange Offer and Proxy Solicitation as a condition to the purchase by American Industrial Partners Capital Fund III, L.P., a Delaware limited partnership (the "Purchaser"), of shares of Series B Preferred under the terms of that certain Stock Purchase Agreement, dated as of May 31, 2002 (the "Stock Purchase Agreement"). Under the terms and subject to the conditions of the Stock Purchase Agreement, the Purchaser has agreed to purchase at least 100,000 shares of Series B Preferred (the "Series B Shares") for $100 per share. In addition to the sale of the Series B Shares to the Purchaser, we are required under the terms of the Stock Purchase Agreement to sell to other persons at least 25,000 but not more than 50,000 additional shares of Series B Preferred. As if the date of this Offering Memorandum, we have no binding commitments from any other persons to purchase these additional shares of our Series B Preferred. See "Major Terms and Conditions of Sale of Series B Shares."

        The Exchange Offer will expire at 5:00 p.m., Portland, Oregon time on July 9, 2002 (the "Exchange Offer Expiration Date"), unless we extend or terminate the Exchange Offer. If we extend the Exchange Offer, the Exchange Offer Expiration Date also will be accordingly extended. It is expected that the exchange will be completed concurrently with the closing of sale of the Series B Shares as contemplated in the Stock Purchase Agreement. Promptly following the completion of the Exchange Offer, we will send certificates representing shares of Series A-1 Preferred to holders participating in the Exchange Offer.

        The Proxy Solicitation will expire upon the vote on the Proposal, at a meeting called for that purpose, by the holders of the Series A Preferred.

        The completion of the Exchange Offer is conditioned upon, among other things, a vote in favor of the Proposal by the holders of at least 2/3 of the outstanding shares of Series A Preferred and the closing of the sale of the Series B Shares as contemplated in the Stock Purchase Agreement. If any of the conditions to the Exchange Offer are not satisfied, we may, at our option, terminate the Exchange

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Offer or waive the condition. If we terminate the Exchange Offer, all shares of Series A Preferred tendered will be returned.

        Prior to the Exchange Offer Expiration Date, you may withdraw any shares of Series A Preferred that you tender in response to the Exchange Offer. On or after the Exchange Offer Expiration Date, you will not be permitted to withdraw outstanding shares of Series A Preferred that you tender in response to the Exchange Offer.

        The Series A-1 Preferred issued pursuant to the Exchange Offer will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). The Exchange Offer is being made by the Company in reliance on the exemptions from the registration requirements of the Securities Act under Sections 3(a)(9) and/or 4(2) thereof. There is currently no established trading market for the Series A-1 Preferred, and we do not expect one to develop in the foreseeable future if at all.

        The Exchange Offer is not being made to, nor will we accept tenders from, holders of the Series A Preferred in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with any applicable laws of such jurisdiction.

        Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act of 1934, as amended (the "Exchange Act"), we have filed with the Securities and Exchange Commission (the "Commission") Schedule TO, which contains additional information with respect to the Exchange Offer. Our Schedule TO, including exhibits and any amendments, may be examined, and copies may be obtained, at the places and in the manner set forth in the section of this Offering Memorandum entitled "Where You Can Find Additional Information."

        The securities being offered in the Exchange Offer have not been registered under the Securities Act, or the securities laws of any state, and are being offered and sold in reliance on exemptions from the registration requirements of the act and such laws.

        Neither the Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy of this Offering Memorandum. Any representation to the contrary is a criminal offense.

        The securities being offered in the Exchange Offer are speculative and involve a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 6 of this Offering Memorandum prior to making any decision on whether to tender shares of series a preferred pursuant to the Exchange Offer.

The date of this Offering Memorandum is June 10, 2002

IMPORTANT

        To tender your shares in the Exchange Offer you must complete and sign the Letter of Transmittal and mail or deliver it, together with stock certificates representing the tendered Series A Preferred, and any other required documents, to the Company at the address set forth below. If you desire to tender Series A Preferred held in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person or institution and instruct such person or institution to tender your shares in connection with the Exchange Offer.

        To grant a proxy in connection with the Proxy Solicitation, you must complete and sign the Proxy and mail or deliver it (whether by overnight courier or facsimile), to the Company at the address set forth below.

        Questions and requests for assistance or for additional copies of this Offering Memorandum, the Letter of Transmittal or Proxy, may be directed to Dennis E. Bunday, Chief Financial Officer, at the address and telephone number set forth below.

WILLIAMS CONTROLS, INC.
14100 SW 72nd Avenue
Portland, OR 97224
Tel: 1-503-670-3307
Fax: 1-503-624-3812

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering shares of Series A Preferred in the Exchange Offer or grant a proxy in the Proxy Solicitation. We have not authorized anyone to give any information or to make any representation in connection with the Exchange Offer or Proxy Solicitation other than those contained in this Offering Memorandum, in the Letter of Transmittal or the proxy. Do not rely on any such recommendation or any such information or representations, if given or made, as having been authorized by us. The delivery of this Offering Memorandum shall not, under any circumstances, create any implication that the information in this Offering Memorandum is correct as of any time after the date of this Offering Memorandum.

TABLE OF CONTENTS

SUMMARY OF TERMS OF THE EXCHANGE OFFER	1
FORWARD LOOKING STATEMENTS	5
RISK FACTORS	6
THE EXCHANGE OFFER	10
What is the Exchange Offer?	10
What is the source of the Series A-1 Preferred offered in the Exchange Offer?	11
Why are we making the Exchange Offer?	11
How long will the Exchange Offer be open, and can it be amended or withdrawn?	11
Are there any conditions to the Exchange Offer?	12
What are the principal differences between Series A Preferred and Series A-1 Preferred?	13
Is there an established trading market and price for the Series A-1 Preferred?	17
Will the Series A-1 Preferred shares or shares of Common Stock issued upon conversion of the Series A-1 be freely transferable?	17
How do I participate in the Exchange Offer?	17
What if I do not exchange my Series A Preferred for Series A-1 Preferred?	18
When will Series A Preferred be accepted for exchange, and when will shares of Series A-1 Preferred be delivered?	19
What are my rights to withdraw my tender of Series A Preferred?	19
How will the Company account for the Exchange Offer?	20
Will the Company retain, employ, compensate or use any persons or assets in the Exchange Offer?	20
What are the Company's expected expenses of the Exchange Offer?	20
FINANCIAL INFORMATION	20
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS	21
THE PROXY SOLICITATION	22
Persons from whom Proxies are being solicited	23
Procedure for granting Proxies	23
Voting of Proxies; Revocation	23
Summary of terms of Series B Preferred	23
Effect of passage of the Proposal	25
ADDITIONAL INFORMATION PERTAINING TO THE EXCHANGE OFFER AND PROXY SOLICITATION	26
OWNERSHIP INTERESTS IN SUBJECT SECURITIES	26
MAJOR TERMS AND CONDITIONS OF SALE OF SERIES B SHARES	26

BROKERAGE FEES AND COMMISSIONS WHICH MAY BE PAID IN CONNECTION WITH SALE OF SERIES B SHARES	28
AGREEMENTS INVOLVING THE COMPANY'S SECURITIES	29
RELATED PARTY AGREEMENTS	29
WHERE YOU CAN FIND ADDITIONAL INFORMATION	30
DOCUMENTS INCORPORATED BY REFERENCE	30
MISCELLANEOUS	31

ANNEX A—Series A-1 Designation

ANNEX B—Series B Designation

ANNEX C—Pro Forma Financial Statements

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SUMMARY OF TERMS OF THE EXCHANGE OFFER

        We are providing this summary of the Exchange Offer for your convenience. It highlights the information in this Offering Memorandum and the accompanying Letter of Transmittal, but you should realize that it does not describe all of the details of the Exchange Offer. We urge you to read the entire Offering Memorandum and the accompanying Letter of Transmittal because they contain the full details of the Exchange Offer. We have included references to the sections of the Offering Memorandum where a more complete discussion is set forth.

•	The Exchange Offer	We are offering to acquire each outstanding share of Series A Preferred in exchange for one share of Series A-1 Preferred, assuming that the holders of Series A Preferred approve the creation and issuance of the Series A-1 Preferred and the satisfaction or waiver of other conditions described in this Offering Memorandum. See "The Proxy Solicitation." We currently intend to accept for exchange all shares of Series A Preferred properly tendered to us. There is no minimum or maximum number of shares of Series A Preferred that can be exchanged. See "The Exchange Offer—What is the Exchange Offer?"
•	Expiration Date	5:00 p.m., Portland, Oregon time, on July 9, 2002, unless extended or terminated by us. See "The Exchange Offer—How long will the Exchange Offer be open, and can it be amended or withdrawn by us?"
•	Purpose of the Exchange Offer
We are making the Exchange Offer to satisfy a condition to the Purchaser's obligations under the Stock Purchase Agreement to acquire the Series B Shares. Under the Stock Purchase Agreement, at least 90% of the Series A Preferred must be tendered in the Exchange Offer. If less than 90% of the Series A Preferred is tendered for exchange, then the purchase of the Series B Shares by the Purchaser may not occur. See "The Exchange Offer—Why are we making the Exchange Offer?" and "Major Terms And Conditions Of Sale Of Series B Shares."
•	Forfeiture of Accrued But Unpaid Dividends on Series A Preferred
If you tender your shares in the Exchange Offer, you will forfeit your right to receive payment of any accrued but unpaid dividends on the Series A Preferred upon the completion of the exchange. However, the Series A-1 Preferred will accrue dividends in an amount equal to the forfeited dividends on the Series A Preferred by September 30, 2002. See "The Exchange Offer—What is the Exchange Offer?"
•	Principal differences between Series A Preferred and Series A-1 Preferred
The principal differences between Series A-1 Preferred and Series A Preferred are identified below. See "The Exchange Offer—What are the principal differences between Series A Preferred and Series A-1 Preferred?"

Terms	Existing Series A Shares	Proposed Series A-1 Shares
Shares Outstanding	78,200	78,200
Dividends	Cumulative 17.5% per annum (increasing by 2.5% per quarter up to a maximum of 24%), payable quarterly
Dividends will accrue from the date of issuance through September 30, 2002, at a rate sufficient for the aggregate accrued dividends as of September 30, 2002, to equal the aggregate accrued dividends on the Series A Preferred immediately prior to the exchange; no dividends will accrue after September 30, 2002, except that Series A-1 Preferred will be entitled to participate in any dividends declared on Common Stock on an as-converted to Common Stock basis
Conversion Rights (into Common Stock)	Voluntary at any time at the election of the holder; mandatory upon the election of the Company, subject to certain conditions; no conversion of accrued but unpaid dividends
Voluntary at the election of the holder or mandatory at the election of the Company; in either case, no conversion until after the first to occur of (i) the third anniversary of the closing of the sale of the Series B Shares or (ii) a change of control of the Company; voluntary conversion may be earlier only if the average of the closing bid price of the Common Stock as listed on the OTC Bulletin Board or wherever the Corporation's Common Stock then trades for 12 of 13 weeks prior to the date of voluntary conversion, shall be greater than or equal to $1.00 per share; no mandatory conversion (other than upon change of control) unless the average of the closing bid price of the Common Stock as listed on the OTC Bulletin Board or wherever the Corporation's Common Stock then trades for 12 of 13 weeks prior to the date of voluntary conversion, shall be greater than or equal to the conversion price; accrued but unpaid dividends may be converted

Conversion Price
$2.54 (as adjusted for dilutive issuances; subject to adjustment for future dilutive issuances and similar transactions, including the issuance of the Series A-1 Preferred upon exchange and the sale of the Series B Shares)
$0.66 (subject to adjustment for future dilutive issuances and similar transactions but not sale of Series B Shares); if mandatory conversion upon a change of control, then conversion price will be decreased if the price paid for shares of common stock in the change of control is less than existing conversion price
Shares of Common Stock Issued Upon Conversion in Full (assuming no future dilutive issuances)	3,078,874 (after giving effect to past dilutive issuances)	11,848,484 (excludes shares issuable upon conversion of accrued but unpaid dividends and assumes no change of control)
Redemption Value	$100.00 per share plus accrued but unpaid dividends	None.
Optional Redemption	We may redeem all outstanding shares of Series A Preferred.	None.
Voting Rights
Full voting rights with the holders of Common Stock on the basis of one vote per share on an as converted basis; votes with Common Stock as single class; votes as separate class on creation of class or series of senior or equal priority or on amendment of Series A Designation
Full voting rights with the holders of Common Stock on the basis of one vote per share on an as converted basis; votes with Common Stock and Series A as single class in election of less than a majority of the directors (and with Series B for two years after issuance of Series B); votes with Common Stock, Series A and Series B as single class in matters other than election of directors; votes as separate class on amendment of Series A-1 Designation
Liquidation Rights	$100 plus accrued but unpaid dividends liquidation preference; junior to Series B Preferred and Series A-1 Preferred but senior to Common Stock
The greater of $100.00 per share, plus accrued but unpaid dividends, or the value of the Common Stock issuable upon conversion of the Series A-1 Preferred had all of the outstanding Series A-1 Preferred been converted immediately prior to the liquidation; junior to Series B Preferred but senior to Series A Preferred and Common Stock

Priority	The Series A will be junior to the Series B Preferred and Series A-1 Preferred as to the payment of dividends and the liquidation preference, but will be senior to the Common Stock	The Series A-1 will be junior to the Series B Preferred as to the payment of dividends and the liquidation preference, but will be senior to the Series A Preferred and Common Stock
•	Conditions of the Exchange Offer
The completion of the Exchange Offer is conditioned upon, among other things, the tender of at least 90% of the Series A Preferred in the Exchange Offer, the approval of the Proposal by the holders of at least 2/3 of the outstanding shares of Series A Preferred and the closing of the sale of the Series B Shares as contemplated in the Stock Purchase Agreement.

We will not be required to accept for exchange, or issue Series A-1 Preferred shares in exchange for, any Series A Preferred shares tendered. We may terminate or amend the Exchange Offer as provided in this Offering Memorandum or the Letter of Transmittal, or may postpone (subject to the requirements of the Exchange Act for prompt exchange or return of the Series A Preferred) the acceptance for exchange of, and exchange of, the Series A Preferred tendered at any time on or after the date of this Offering Memorandum and before acceptance for exchange or exchange of any Series A Preferred.
See "The Exchange Offer—Are there any conditions to the Exchange Offer?"
•	Procedures for tendering Series A Preferred
• To participate in the Exchange Offer, you must tender your shares of Series A Preferred by taking two actions. First, you must complete, execute and deliver to us the Letter of Transmittal that accompanies this Offering Memorandum. Second, you must deliver your original Series A Preferred stock certificates to us. See "The Exchange Offer—How do I participate in the Exchange Offer?"

• If your shares of Series A Preferred are registered in the name of a broker, dealer, commercial bank, trust company or nominee, we urge you to contact them promptly if you wish to participate in the Exchange Offer.
See "The Exchange Offer—How do I participate in the Exchange Offer?"
•	Withdrawals of Tenders
You may withdraw any shares of Series A Preferred you have tendered for exchange at any time before the Exchange Offer Expiration Date, after which your tender will be irrevocable. See "The Exchange Offer—What are my rights to withdraw my tender of Series A Preferred?"

•	Acceptance and Delivery of Series A-1 Preferred
The exchange will be completed concurrently with the closing of sale of the Series B Shares as contemplated in the Stock Purchase Agreement. Following the completion of the exchange, we will send certificates representing shares of Series A-1 Preferred to holders participating in the Exchange Offer. See "The Exchange Offer—When will Series A Preferred be accepted for exchange, and when will shares of Series A-1 Preferred be delivered?
•	Certain Federal Income Tax
The Company believes that holders tendering their shares of exchange should not recognize income, gain or loss from the exchange of the Series A Preferred for the Series A-1 Preferred. We urge you to consult your own tax advisors as to the specific tax consequences of Considerations the Exchange Offer. See "Certain Federal Income Tax Considerations."

FORWARD LOOKING STATEMENTS

        Certain statements in this Offering Memorandum, regarding, among other things, expected future revenues or earnings, projections, plans, future performance, product development and commercialization, and other estimates relating to our future operations, constitute "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act, as amended by the Private Securities Litigation Reform Act of 1995. To the extent that such statements are not recitations of historical fact, such statements may constitute forward-looking statements which, by definition, involve risks and uncertainties. Where we express, in any forward-looking statement, an expectation or belief as to future results or events, this expectation or belief is expressed in good faith and on a basis that we believe to be reasonable. There can be no assurance, however, that the statement of expectation or belief will result or be achieved or accomplished.

        Forward-looking statements are subject to a number of risks and uncertainties. We caution you not to place undue reliance on our forward-looking statements, which speak only as to the date on which they are made. Our actual results may differ materially from those described in the forward-looking statements as a result of various factors, including those listed below. See "Risk Factors." Except as otherwise required under applicable law, we disclaim any obligation to revise or update forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

RISK FACTORS

        If you participate in the Exchange Offer, you will surrender your Series A Preferred and receive Series A-1 Preferred, thereby changing the nature of your equity interest in our company. In determining whether to participate in the Exchange Offer, you should consider carefully the following risk factors, the information set forth elsewhere in this Offering Memorandum and the information contained in our reports filed with the Commission which have been incorporated herein by this reference, including, without limitation, our report on Form 10-Q for the three months ended March 31, 2002 and our report on Form 10-K for the fiscal year ended September 30, 2001, both of which have been filed with the Commission.

Risks Relating to Not Accepting the Exchange Offer

Series A Preferred will be subordinated to the rights and preferences of the Series A-1 Preferred.

        Assuming the Series A-1 Preferred is approved, your rights under the Series A Preferred will be subordinate and junior in right of payment to all of our present and future indebtedness and to all of our present and future senior stock, including the Series A-1 Preferred and the Series B Preferred. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the Series A Preferred only after all indebtedness of the Company, the Series A-1 Preferred and the Series B Preferred have been paid and there may not be sufficient assets remaining to pay amounts due on any or all of the Series A Preferred then outstanding. In addition, without the consent of any holder of Series A Preferred, we may create additional classes of stock, increase the authorized number of shares of preferred stock or issue a new series of junior stock or parity stock.

Failure to close the Exchange Offer may lead to business failures.

        Our failure to close the Exchange Offer may cause the Purchaser to elect not to purchase the Series B Shares. The failure to receive the proceeds from the sale of the Series B Shares could lead to claims against us by our suppliers for nonpayment and cost us customers, who may choose to take their business to our competitors. In addition, the failure to sell the Series B Shares could jeopardize our ability to meet bank loan covenants and/or service outstanding debt obligations. Specifically, we have been in default under our outstanding 12% Secured Subordinated Debentures, due March 1, 2002, since March 1, 2002. The holders of the debentures have specifically agreed to forbear from foreclosing until July 15, 2002, to provide time for the Company to complete the sale of the Series B Shares. Such failure could lead us to curtail operations, significantly and adversely impacting shareholders.

We may be unable to pay any accrued dividends on the Series A Preferred.

        Your right to receive accrued but unpaid dividends on the Series A Preferred will not be forfeited if you do not tender your shares in the Exchange Offer. However, we do not expect to pay any accrued dividends on our Series A Preferred Stock in the foreseeable future. Payment of any future dividends will depend upon our earnings, financial condition and other business and economic factors our Board of Directors ("Board") considers relevant. Additionally, if shares of Series B Preferred are issued, the holders of a majority of the outstanding shares of Series B Preferred will have to approve the payment of any dividends by us. The Purchaser has indicated that it is unlikely to authorize the payment of any dividends in the foreseeable future. See "The Proxy Solicitation—Summary of terms of Series B Preferred"

Risks Relating to Accepting the Exchange Offer

Certain rights and privileges of the Series A-1 Preferred will be subordinated to the Series B Preferred and all other debt obligations.

        Our obligations with respect to the Series A Preferred will be subordinate and junior in right of payment to all of our present and future indebtedness and to all of our present and future senior stock. Upon issuance, the Series A-1 Preferred will also be subordinate and junior in right of payment to all of our present and future indebtedness and to all of our present and future senior stock, including the Series B Preferred, but not including the Series A Preferred. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the Series A-1 Preferred only after all of our indebtedness and the Series B Preferred have been paid and there may not be sufficient assets remaining to pay amounts due on any or all of the Series A-1 Preferred then outstanding.

We may be unable to pay dividends.

        Upon completion of the Exchange Offering, the right to receive any accrued dividends on the Series A Preferred will be forfeited, and the Series A-1 Preferred will accrue dividends only until September 30, 2002. After September 30, 2002, the Series A-1 Preferred will not be entitled to any form of cumulative dividend, and the Series A-1 Preferred will only be entitled to participate in any dividends declared by the Board on our Common Stock on and as-converted to Common Stock basis. We have never declared or paid any cash dividends on any class of our Common Stock and we do not expect to declare cash dividends on our Common Stock in the foreseeable future. Payment of any future dividends will depend upon our earnings, financial condition and other business and economic factors our Board considers relevant. Additionally, if shares of Series B Preferred are issued, the holders of a majority of the outstanding shares of Series B Preferred will have to approve the payment of any dividends by us. The Purchaser has indicated that it is unlikely to authorize the payment of any dividends in the foreseeable future. See "The Proxy Solicitation—Summary of terms of Series B Preferred."

There is no public market for the Series A-1 Preferred.

        As with the Series A Preferred, there is no trading market for the Series A-1 Preferred and it is not anticipated that any such market will develop. The Series A-1 Preferred shares in this Exchange Offering have not been registered under the Securities Act or any state securities laws and may not be offered for sale, sold, transferred, pledged, or otherwise disposed of without registration under such laws or an exemption from such registration requirements. Further, while the Series A Preferred can be converted into Common Stock and then sold, absent the satisfaction of certain conditions, the Series A-1 Preferred may not be converted into Common Stock until the first to occur of the third anniversary of the closing of the sale of the Series B Shares or a change of control. For the foreseeable future, an investment in the Series A-1 Preferred will be not be liquid and an investor must be able to bear the risk of an investment in this offering for an indefinite period.

The holders of the Series B Preferred will be able to control our management.

        The acceptance of the Exchange Offer by the holders of at least 90% of the outstanding shares of Series A Preferred is a condition to the closing of the sale of the Series B Shares. Following the sale of the Series B Shares, under the Series B Designation (see "The Proxy Solicitation"), the holders of the Series B Preferred will have the right to elect a majority of the Board and otherwise to determine significant issues affecting the business of the Company. This level of control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders.

We may issue securities senior to the Series A-1 Preferred without your approval.

        We may authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series A-1 Preferred with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of the outstanding shares of Series A-1 Preferred Stock.

Risks associated with possible tax consequences of the Exchange Offer.

        We urge you to consult your own tax advisors as to the specific tax consequences of the Exchange Offer. In general, we believe that you should not recognize any federal taxable gain or loss or any interest income as a result of the exchange. However, our statement set forth above does not apply to persons subject to special treatment under the Federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations, accrual basis taxpayers and individuals who are not citizens and residents of the United States). Moreover, we have not made any determinations whatsoever of the treatment of the Exchange Offer under state, local, foreign and other tax laws. Our statement set forth above regarding the federal income tax consequences of the Exchange Offer is based on the Company's belief that the fair market value of the Series A-1 Preferred will be equal to or less than the original price at which the Series A Preferred was issued in, which was $100 per share. If however, the IRS were to determine that the fair market value of the Series A-1 Preferred was greater than the issue price of the Series A Preferred, then that determination could result, under certain circumstances, in the recognition of ordinary dividend income to the holders participating in the Exchange Offer and receiving Series A-1 Preferred. See "Certain Federal Income Tax Considerations" for more discussion of this issue. Although the Company intends to take the position that no income is recognized to holders participating in the Exchange Offer, the IRS could reject this position and argue that holders recognize dividend income upon the exchange. There is no guarantee that the IRS would not prevail if it decided to pursue such a position.

Risks Related to Our Business

Operating losses may continue which could affect shareholder value.

        We have experienced continuing operating losses. Although we have taken measures to improve operating results by hiring new management, adopting business plans and instituting operational changes, we can provide no assurance that these measures will be effective or that our subsidiaries will achieve profitability. Failure to achieve profitability could adversely impact shareholder value.

Our products are closely scrutinized for compliance with national safety standards and regulations and Non-Compliance may subject us to a safety recall and affect shareholder value.

        Because many of our products are integral to the safety of vehicles using them while operating on highways, our products must comply with regulatory standards and receive close scrutiny from federal government agencies. Our vehicle component products must comply with the National Traffic and Motor Vehicle Safety Act of 1966, as amended, and regulations promulgated thereunder. The National Highway Traffic Safety Administration administers these standards and regulations and conducts investigations. If, after an investigation, it finds that we are not in compliance with any of its standards or regulations, among other things, it may require us to recall the noncomplying products and repair or replace them. A recall would increase costs, loan amounts and may increase operating losses which could adversely impact shareholder value. We believe we are currently in compliance with their standards and regulations, but any problems with our electronic throttle control system, which has been critical to our success, could adversely affect our earnings.

Fluctuating demand for our product is heavily dependent upon the performance of the manufacturing industry which may fluctuate and adversely impact shareholder value.

        The market for heavy trucks is cyclical. During periods of economic expansion, when industrial production is increasing, demand for diesel engines ordinarily increases. In contrast, during recessionary times, the diesel engine industry is adversely affected by declines in demand. Due in part to the maturity of the heavy-diesel engine industry, there can be no assurance that there will be any increase in sales related to economic expansion or other factors. These industries could experience downturns which would affect our sales and our the operation of our primary manufacturing facility.

We are heavily dependent upon a few significant customers, the loss of any one of which could adversely effect our earnings and shareholder value.

        We sell our products to customers in diversified industries worldwide; however, for the fiscal year ended September 30, 2001, approximately 95% of our sales from continuing operations were to customers in the vehicle component segment and 59% of our sales from continuing operations were from sales of our electronic throttle control products. For the years ended September 30, 2001, 2000 and 1999, Freightliner accounted for 18%, 23% and 27%, Navistar accounted for 12%, 12% and 15%, Volvo accounted for 9%, 6% and 8%, Evart Corporation accounted for 4%, 9% and 1%, General Motors accounted for 7%, 6% and 5% and Ford accounted for 5%, 0% and 0% of net sales from continuing operations, respectively. We cannot be certain that we will be able to retain these customers. The loss of one or more of our significant customers, the material decline in sales to one or more of these customers, or the economic downturn in one or more of our market areas could adversely affect our earnings.

A significant amount of our continuing operation sales are to foreign customers, which could be adversely affected by foreign economic conditions beyond our control.

        A significant percentage of our net sales are to customers outside of the United States, primarily in Canada, Mexico and Sweden, and to a lesser extent, in Europe, South America and Australia. The loss of one or more of our significant customers, a material decline in sales to one or more of these customers, or an economic downturn in one or more of the company's market areas could have a material adverse effect on our earnings.

We are reliant upon single source suppliers for critical components and products whose supply may be disrupted and affect profitability.

        We rely upon, and expect to continue to rely upon CTS Corporation and Caterpillar, Inc. as single source suppliers for critical components and products. Although these suppliers have been able to meet our needs on a timely basis, and appear to be willing to continue being suppliers, we can provide no assurance that a disruption in a supplier's business, such as a strike, would not disrupt the supply of a component. The failure of either of our major suppliers may leave us without access to critical components which may affect our costs and adversely impact shareholder value.

We are dependent on the sale of one product.

        We rely on the sales of electronic throttle control system products for approximately 59% of our sales from continuing operations. Any material reduction of sales due to increased competition, new competitors entering the market, new technologies, economic downturns or other factors could adversely affect our operating results. We use a contact position sensor in the electronic throttle control systems. There are alternative sensor technologies which are more expensive. If customers switch to an alternative sensor technology that we could not provide, our sales and operating earnings could be affected materially and adversely. Our electronic throttle control products are used on highway vehicles.

Any large-scale product failure could materially adversely affect our reputation, future sales and operating profits.

Significant increases in the interest rates on our bank indebtedness could adversely affect our earnings.

        We have significant bank indebtedness that bears interest that fluctuates with the prime rate. Our net earnings would be adversely affected by any significant increase in the prime rate. We cannot be certain that the prime rate will not increase. In addition, our current bank credit facility attaches to substantially all of our assets as collateral for the loan and requires us to maintain a minimum tangible net worth and working capital. The bank facility also limits our capital spending in any one year period. These restrictions could constrain our current business plans unless the lender agrees to waive or increase these capital spending limitations.

Our charter and bylaws may delay or frustrate transactions that may be beneficial to our shareholders.

        Several provisions of our charter and bylaws may delay or frustrate the removal of incumbent directors and may prevent or delay a merger, tender offer or proxy contest that is not approved by the Board, even if such events may be beneficial to the interests of shareholders. For example, our Board, without shareholder approval, has the authority and power to issue all authorized and unissued shares of common stock and preferred stock which have not otherwise been reserved for issuance. Furthermore, our charter provides for three classes of directors with staggered terms of office. In addition, the Delaware General Corporation Law contains provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of us.

THE EXCHANGE OFFER

What is the Exchange Offer?

        Upon the terms and subject to the conditions of the Exchange Offer and assuming that the holders of Series A Preferred have authorized the creation and issuance of the Series A-1 Preferred, we are offering to exchange each share of our presently issued and outstanding Series A Preferred for one new share of our Series A-1 Preferred. We will accept for exchange all outstanding shares of the Series A Preferred, or such lesser number of shares as are properly tendered and not withdrawn. As of the date of this Offering Memorandum, there were 78,200 shares of Series A Preferred issued and outstanding.

        To participate in the Exchange Offer, a holder of Series A Preferred must validly tender shares of Series A Preferred by the Exchange Offer Expiration Date. See "How do I participate in the Exchange Offer?"

        The right of a holder of any shares of Series A Preferred tendered pursuant to the Exchange Offer to receive any accrued but unpaid dividends will be forfeited upon the acceptance by the Company of the tendered shares for exchange. Thus, none of the Series A-1 Preferred will be issued in exchange for accrued dividends of the Series A Preferred. Each share of Series A-1 Preferred issued in the exchange will accrue dividends on a daily basis from and after the date of issuance until September 30, 2002 at the rate which is necessary so that the total dividends accrued as of September 30, 2002 equal the dividends which had accrued but were unpaid on each share of Series A Preferred immediately prior to the exchange. See "The Exchange Offer—What are the principal differences between Series A Preferred and Series A-1 Preferred?"

        The Exchange Offer is made pursuant to the terms and subject to the conditions set forth in this Offering Memorandum and the accompanying Letter of Transmittal. This Offering Memorandum and the Letter of Transmittal are being sent to all persons and entities that, as of June 10, 2002, were registered holders of our outstanding Series A Preferred. Although there is no fixed record date for determining registered holders of shares of Series A Preferred entitled to participate in the Exchange

Offer, only a holder of Series A Preferred who is the registered holder thereof (or such person's legal representative or attorney-in-fact) at the time of the tender in the Exchange Offer or who is a person holding sale and transfer documents with respect to such Series A Preferred from the registered holder thereof at the time of such tender (which documents are satisfactory to us and our transfer agent), may participate in the Exchange Offer.

        To validly tender shares of Series A Preferred, you must (i) complete, execute and deliver the Letter of Transmittal attached to this Offering Memorandum to the Company and (ii) deliver to the Company your Series A Preferred stock certificates. If your Series A Preferred is held in street name (such as through your broker), you will need to coordinate your tender through your broker or other nominee. You will need to provide instructions to your broker or other nominee and they will then tender your shares of Series A Preferred to us. We are not required to accept for exchange any shares of Series A Preferred that have not been validly tendered, or that the Exchange Agent has not received, by the Expiration Date. You will not have appraisal or dissenters' rights in connection with the Exchange Offer.

        Although we have no current plan or intention to do so, we reserve the right in our sole discretion to purchase or make offers for any shares of Series A Preferred that remain outstanding after the expiration of the Exchange Offer, subject to the requirements of Rule 13e-4(f)(6) of the Exchange Act. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

        Our Board has approved the Exchange Offer. However, neither the Company nor its Board makes any recommendation to stockholders as to whether to tender or refrain from tendering their Series A Preferred. Stockholders must make their decisions whether to tender their Series A Preferred and, if so, how many shares.

What is the source of the Series A-1 Preferred offered in the Exchange Offer?

        Subject to the approval of the Proposal as discussed in this Offering Memorandum, the Series A-1 Preferred will be authorized by our Board out of our authorized but unissued shares of Preferred Stock pursuant to authority granted under our Certificate of Incorporation, as amended, and the Delaware General Corporation Law. The rights, preferences and privileges of the Series A-1 Preferred are set forth in the Series A-1 Designation (see "The Exchange Offer—What are the principal differences between Series A Preferred and Series A-1 Preferred?") which will be filed with the Secretary of State of the State of Delaware prior to the completion of the exchange.

Why are we making the Exchange Offer?

        We are making the Exchange Offer to satisfy a condition to the purchase by the Purchaser of the Series B Shares under the terms of the Stock Purchase Agreement. Under the terms of and subject to the conditions set forth in the Stock Purchase Agreement, the Purchaser has agreed to acquire 100,000 shares of the Series B Preferred for $100 per share. The terms of the Stock Purchase Agreement provide that the proceeds of the Financing will be used to satisfy our outstanding 12% Secured Subordinated Debentures, due March 1, 2002, in the original principal amount of $5,000,000, with the balance being used for working capital purposes.

        To satisfy the condition in the Stock Purchase Agreement, at least 90% of the Series A Preferred must be tendered in the Exchange Offer. If less than 90% of the Series A Preferred is tendered for exchange, the purchase of the Series B Shares may not be consummated by the Purchaser.

        See "Risk Factors—Risks Relating to Not Accepting the Exchange Offer", "The Exchange Offer—Why are we making the Exchange Offer?" and "The Proxy Solicitation—Summary of terms of Series B Preferred."

How long will the Exchange Offer be open, and can it be amended or withdrawn?

        The Exchange Offer will expire at 5:00 p.m., Portland, Oregon time, on July 9, 2002, subject to extension by us, in which event the Exchange Offer Expiration Date will be the time and date to which the Exchange Offer has been extended. We will make a public announcement of any extension of the Exchange Offer Expiration Date by press release prior to 9:00 a.m., Portland, Oregon time, on the next business day after the previously scheduled Exchange Offer Expiration Date. Such announcement may state that we are extending the Exchange Offer for a specified period or on a daily basis.

        We reserve the right to:

  •
  delay accepting any Series A Preferred for exchange or to extend or terminate the Exchange Offer and not accept for exchange any Series A Preferred;

  •
  reject all tendered shares and to explore other solutions if, in our judgment, an adequate number of shares of Series A Preferred are not tendered for exchange; or

  •
  amend the terms of the Exchange Offer in any manner, including altering the exchange ratio or the Series A-1 Preferred conversion ratio or otherwise changing the consideration offered in exchange for the Series A Preferred in the Exchange Offer (provided that any such changed consideration must be paid with regard to all Series A Preferred accepted in the Exchange Offer).

        If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Series A Preferred of the amendment and, depending upon the significance of the amendment and the manner of disclosure to the holders of the Series A Preferred, we may extend the Exchange Offer for a period of time in accordance with Rules 13e-4(d)(2) and 13e-4(e)(1) under the Exchange Act. These rules have been interpreted by the Commission as requiring that the minimum period during which the Exchange Offer must remain open following an announcement of a material change in the terms of the Exchange Offer or information concerning the Exchange Offer (other than a change in price, a change in the amount of securities sought, or a change in certain fees) will depend on the facts and circumstances, including the relative materiality of such change or information.

        The rights reserved by us in this paragraph are in addition to our rights set forth below under the caption "Are there any conditions to the Exchange Offer?"

Are there any conditions to the Exchange Offer?

        Notwithstanding any other provisions of the Exchange Offer, the exchange of any shares of Series A Preferred for shares of Series A-1 Preferred is subject to each of the following conditions:

  (a)
  the Proposal shall have been approved by the holders of at least 2/3 of the outstanding shares of Series A Preferred as of the Exchange Offer Expiration Date;

  (b)
  no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Exchange Offer or (B) cause any of the transactions contemplated by Exchange Offer to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

  (c)
  there shall not have occurred any change, condition, event or development that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities or prospects of the company and its subsidiaries taken as a whole; and

  (d)
  the closing of the sale of the Series B Shares to the Purchaser.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        If any of the conditions listed above is not satisfied, we may: (i) refuse to accept any Series A Preferred and return all tendered Series A Preferred to tendering holders; (ii) extend the Exchange Offer and retain all Series A Preferred tendered prior to the expiration of the Exchange Offer, subject to withdrawal rights of tendering holders of Series A Preferred described herein; or (iii) waive or amend certain of such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Series A Preferred. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform holders of Series A Preferred of such waiver or amendment, and the Company will extend the Exchange Offer for a period which the Company in its discretion deems appropriate, depending on the significance of the waiver or amendment and the manner of disclosure to holders of Series A Preferred.

What are the principal differences between Series A Preferred and Series A-1 Preferred?

        The principal differences between Series A Preferred and Series A-1 Preferred are:

  •
  Dividends.

    Series A Preferred has dividend rights, which, in the long-term, are superior compared to Series A-1 Preferred. Series A Preferred has 17.5% cumulative dividends per share per year, payable quarterly in arrears when and as declared by the Board. The dividend rate for the Series A Preferred will increase by 2.5% per quarter from and after July 1, 2002 up to a maximum of 24% per share per year. Payment of accrued but unpaid dividends on the Series A Preferred is senior to the payment of any dividends on our outstanding Common Stock.

    The right of any holder of Series A Preferred tendered in the Exchange Offer to receive any accrued but unpaid dividends on the Series A Preferred will be forfeited. However, preferred Dividends on the Series A-1 Preferred will accrue on a daily basis from and including the date of issuance to and including September 30, 2002 at a rate sufficient to cause dividends to have accrued on each share of Series A-1 as of September 30, 2002 in an amount equal to the dividends accrued but unpaid on each share of Series A Preferred prior to the exchange. After September 30, 2002, no additional dividends will accrue on the Series A-1 Preferred. If we declare or pay any dividends on our Common Stock, the holders of Series A-1 Preferred will have the right to receive dividends in the amount which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A-1 had all of the outstanding Series A-1 been converted prior to the date as of which the record holders of Common Stock entitled to such dividends is determined.

    Accrued but unpaid dividends on the Series A-1 Preferred may be converted (see "Voluntary Conversion" and "Mandatory Conversion" below), but accrued but unpaid dividends on the Series A Preferred are not subject to conversion. Additionally, if shares of Series B Preferred are outstanding, the holders of a majority of the outstanding shares will have to approve the payment of any dividends by us. The Purchaser has indicated that it is unlikely to authorize the payment of any dividends in the foreseeable future. See "The Proxy Solicitation—Summary of terms of Series B Preferred"

  •
  Conversion Price.

    The price at which the Series A-1 Preferred is convertible into shares of our Common Stock is much lower than the price at which the Series A Preferred converts. Each share of Series A-1 Preferred is convertible into Common Stock at $0.66 per share. Each share of Series A Preferred is convertible into Common Stock at a price of $2.54 per share (the conversion price of the Series A Preferred was originally $2.75 per share, but was adjusted as a result of the issuance of convertible subordinated debt in April 2000 and as a result of the issuance of secured subordinated debt in February 2001).

    For both the Series A Preferred and Series A-1 Preferred, the current conversion price is subject to adjustment if, among other things, the Company sells or distributes common stock, options or warrants to purchase common stock or securities convertible into common stock at a price below the preferred stock conversion price. In each case, the amount of the adjustment is set forth in the applicable designation. Additionally, the conversion price of the Series A-1 Preferred may be adjusted in the event of any mandatory conversion in connection with a change of control. See "Mandatory Conversion" below.

    The conversion price of the Series A Preferred will likely be adjusted downward upon the sale of the Series B Shares to the Purchaser. However, there will not be any adjustment to the conversion price of the Series A-1 Preferred as a result of the sale of the Series B Shares.

  •
  Voluntary Conversion.

    Both the Series A-1 Preferred and Series A Preferred are convertible into shares of Common Stock at the election of the stockholder. The Series A-1 Preferred is convertible into a much greater number of shares of Common Stock than the Series A Preferred. Also, upon conversion, any dividends on the Series A-1 Preferred which have accrued but are unpaid at the time of conversion will be converted into Common Stock, whereas no accrued dividends on the Series A Preferred are convertible. There are certain conditions which as described below must be satisfied before the holders of Series A-1 Preferred may convert their shares. There are no conditions to the voluntary conversion of the Series A Preferred.

    Each holder of Series A Preferred has the right at any time to convert any or all of his shares into shares of Common Stock at the conversion price in effect at the time of the conversion. The number of shares of Common Stock issuable upon conversion equals the number of shares of Series A Preferred being converted multiplied by $100 then divided by the conversion price which, as of the date of this Offering Memorandum, is $2.54 per share. The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred, assuming no adjustment of the conversion price, is approximately 39.37.

    Each holder of Series A-1 Preferred has the right at any time after the first to occur of (i) the third anniversary of the closing of the transactions contemplated by the Stock Purchase Agreement occurs (the "Third Anniversary") or (ii) a change of control of our company to convert any or all of his shares into shares of Common Stock at the conversion price in effect at the time of the conversion. A holder may voluntarily convert his shares prior to such time only if the average of the closing bid price of the Common Stock as listed on the over the counter bulletin board (the "OTC Bulletin Board"), or wherever the Common Stock then trades, for 12 of the 13 weeks preceding the date of voluntary conversion is greater than or equal to $1.00 per share. The number of shares of Common Stock issuable upon conversion equals the number of shares of Series A-1 Preferred being converted multiplied by the sum of $100 plus accrued and unpaid dividends, then divided by the conversion price, which, as discussed above, is initially $0.66 per share. The number of shares of Common Stock issuable upon conversion of each share of Series A-1 Preferred, assuming no adjustment of the conversion price and assuming no dividends have accrued, is approximately 151.5151. A "change of control" occurs if a person or group of related persons (a) acquires more than fifty percent of the shares of Common Stock outstanding on a "fully diluted basis", whether by merger, stock purchase, recapitalization, redemption, issuance of capital stock or otherwise, or (b) acquires assets constituting all or substantially all of our assets.

  •
  Mandatory Conversion.

    Both the Series A-1 Preferred and Series A Preferred are convertible into shares of Common Stock at our option. We may convert all, but not less than all, of the shares then outstanding. The conditions which must be satisfied before we can force the conversion of the shares of Series A-1 Preferred and Series A Preferred vary between the series, as do the terms of the conversion.

    The Series A Preferred is not subject to mandatory conversion unless and until (i) the shares of Common Stock issued upon conversion of the Series A Preferred have been registered under the Securities Act and the registration is then effective, (ii) the average of the closing bid price of the Common Stock as listed on NASDAQ, the New York Stock Exchange ("NYSE") the American Stock Exchange or wherever the Common Stock then trades is at least 150% of the conversion price for 20 trading days within a 30 day consecutive trading day period ending no more than ten days prior to the date that we notify the holders of Series A Preferred of our intention to convert them. We must give notice of our election to convert all of the Series A Preferred at least 30, but no more than 45, days prior to the date that the conversion will be effective. Upon the mandatory conversion of the Series A Preferred, we are obligated to pay all accrued and unpaid dividends through the date of conversion. The number of shares of Common Stock issuable upon mandatory conversion is the same as in a voluntary conversion.

    The Series A-1 Preferred is not subject to mandatory conversion until the first to occur of (a) the Third Anniversary, or (b) in connection with a change of control, and then only if the shares of Common Stock to be issued upon conversion of the Series A-1 Preferred have been registered under the Securities Act and the registration is then effective. The Series A-1 Preferred is subject to mandatory conversion following the Third Anniversary (unless there is a change of control) only if the average weekly closing bid price of the Common Stock as listed on the OTC Bulletin Board or wherever the Common Stock then trades is greater than or equal to the conversion price (initially $0.66 per share) for a period of 12 out of 13 consecutive weeks ending no more than ten days prior to the prior to the date that we notify the holders of Series A Preferred of our intention to convert them. We must give notice of our election to convert all of the Series A-1 Preferred at least 15, but no more than 45, days prior to the date set for conversion. The number of shares issuable upon mandatory conversion of the Series A-1 Preferred is the same as in a voluntary conversion, except that, in the event of any mandatory conversion in connection with a change of control, the shares of Series A-1 will convert at the price per share to be received at the closing of the change of control by the holders of Common Stock if it is less than the conversion price then in effect.

  •
  Our Optional Redemption Rights. The Series A-1 Preferred is not subject to redemption. We may redeem Series A Preferred at any time after April 21, 2001. The redemption price per share of Series A Preferred is $100.00 per share, plus any cumulated and unpaid dividends. Prior to any redemption, the holders of Series A Preferred have the right to convert their shares of Series A Preferred into Common Stock based on the conversion price.

  •
  Voting Rights.

    The Series A-1 Preferred and Series A Preferred have generally the same voting rights. Both the Series A-1 Preferred and Series A Preferred vote with the Common Stock, and for the first two years following its issuance, the Series B Preferred as a single class are entitled to elect one less than a majority of the directors (or two less than a majority if there are an even number of directors) on our Board. Each of the Series A-1 Preferred and Series A Preferred are entitled to vote as a separate class on any proposal which would amend, alter, change, or repeal any of the express terms of the Series A-1 Preferred or Series A Preferred, respectively. On all other matters subject to a vote of our shareholders, both Series A-1 Preferred and Series A Preferred vote with the Common Stock and Series B Preferred as a single class. The only significant difference is that the holders of Series A Preferred are also entitled to vote as a separate class on any action which would create, authorize or issue any class or series of capital stock rating equal senior in priority to the Series A Preferred as to dividends or distributions, or any obligation or security convertible into shares of any such senior stock.

    However, in any matter upon which the Series A-1 Preferred and Series A Preferred are entitled to vote, the number of votes per share of Series A-1 will be greater than the number of votes per share of Series A Preferred. In any vote of our stockholders in which the Series A-1 Preferred or Series A Preferred are entitled to vote, the holders of Series A-1 Preferred and Series A Preferred are entitled to a number of votes equal to the number of shares into which their shares of Series A-1 Preferred or Series A Preferred, as applicable, may then be converted. Thus, because the Series A-1 Preferred is convertible into a greater number of shares of Common Stock than the Series A Preferred (see "Voluntary Conversion and "Mandatory Conversion" above), the holder of Series A-1 Preferred will have a greater number of votes per share.

  •
  Liquidation Rights.    Holders of Series A-1 Preferred have a liquidation preference equal to the greater of $100.00 per share, plus accrued but unpaid dividends, or the value of the Common Stock issuable upon conversion of the Series A-1 Preferred had all of the outstanding Series A-1 Preferred been converted immediately prior to the liquidation. The holders of Series A Preferred have a liquidation preference of $100.00 per share, plus accrued but unpaid dividends. In each case, the amount upon any liquidation will partially depend on the amount of the accrued but unpaid dividends. As the Series A Preferred accrues dividends in excess of the dividends which will accrue on the shares of Series A-1 Preferred (see "Dividends" above), the holders of Series A Preferred may receive more per share in the event of the liquidation of the Company.

    The Series A-1 will be senior to the Series A Preferred, and both the Series A-1 Preferred and Series A Preferred will be senior to our Common Stock. Upon the issuance of shares of Series B Preferred, both the Series A-1 Preferred and the Series A Preferred will be junior to the Series B Preferred. See "Proxy Solicitation—Summary of Terms of Series B Preferred."

        The descriptions of the Series A Preferred and Series A-1 Preferred in this Offering Memorandum are qualified in their entirety by reference to the Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A Preferred (the "Series A Designation"), incorporated by reference from Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and a copy of the proposed form of Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A-1 Preferred (the "Series A-1 Designation") attached to this Offering Memorandum as Annex A, respectively.

Is there an established trading market and price for the Series A-1 Preferred?

        As with the Series A Preferred, there is no established trading market for the Series A-1 Preferred, nor do we currently anticipate causing the shares to be listed on any exchange.

Will the Series A-1 Preferred shares or shares of Common Stock issued upon conversion of the Series A-1 be freely transferable?

        The Series A-1 Preferred issued pursuant to the Exchange Offer will not be registered under the Securities Act. The Exchange Offer is being made in reliance on the exemptions from the registration requirements of the Securities Act afforded by Sections 3(a)(9) and/or 4(2) thereof. Accordingly, the shares of Series A-1 Preferred will be subject to restrictions on transfer. Each certificate representing shares of Series A-1 Preferred shall bear restrictive legends referring to the restrictions on transfer imposed by the Securities Act, and any applicable state securities laws.

        The Common Stock issuable upon conversion of the Series A-1 has not been registered under the Securities Act. However, we will enter into a registration rights agreement on or before the closing of the exchange in which we will agree to register the shares of Common Stock issuable upon conversion of the Series A-1 Preferred. Your acceptance of the Exchange Offer by execution of the Letter of Transmittal in connection with this Exchange Offer will be deemed to constitute your agreement to the registration rights agreement's terms.

        The registration rights agreement will substantially provide that:

  •
  We will file with the Commission a registration statement covering all of the shares of Common Stock issuable upon conversion of the Series A-1 Preferred and such additional shares of Common Stock that may be issued pursuant to the anti-dilution rights contained in the Series A-1 Designation (the "Registrable Securities") within 180 days after the completion of the exchange;

  •
  We will use our reasonable best efforts to have such registration statement declared effective as soon as possible after filing; and

  •
  We will keep such registration statement current and effective for at least three (3) years from its effective date or until such earlier date as all of the Registrable Securities registered pursuant to such registration statement have been sold or otherwise transferred.

        The registration rights agreement will also grant the holders of Series A-1 Preferred the right to have their Registrable Securities registered pursuant to any registration statement filed by us. This right shall be subject to limitations in terms of the number of registrations to which it applies and the amount of Registrable Securities that any one holder may include.

How do I participate in the Exchange Offer?

        Your acceptance of the Exchange Offer pursuant to the procedure set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

        To be validly tendered, certificates evidencing shares of Series A Preferred, together with the properly completed Letter of Transmittal (or facsimile thereof), executed by the registered holder thereof, and any other documents required by the Letter of Transmittal, must be received by us at the address set forth in the Letter of Transmittal prior to 5:00 p.m., Portland Oregon time, on the Exchange Offer Expiration Date. In addition, prior to such time the certificates for such Series A Preferred shares must be delivered to the Exchange Agent along with the Letter of Transmittal.

        The method of delivery of certificates evidencing shares of Series A Preferred and other documents to us is at the election and risk of the holder, but if such delivery is by mail, we strongly suggest that the mailing be made sufficiently in advance of the Exchange Offer Expiration Date to permit delivery to us before the Exchange Offer Expiration Date.

        If the Letter of Transmittal is signed by a person other than a registered holder of any certificates evidencing shares of Series A Preferred listed thereon, the certificates evidencing the shares of Series A Preferred must be endorsed or accompanied by appropriate stock powers or other instruments of transfer satisfactory to us and our transfer agent, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates evidencing the shares of Series A Preferred.

        If the Letter of Transmittal or any certificates representing Series A Preferred or any stock powers or other transfer instruments are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted to us.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series A Preferred will be resolved by us, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of our counsel, be unlawful or violate the regulations of the NASD or of any state securities law. We also reserve the right to waive any irregularities of tender as to particular shares of Series A Preferred. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived by us, any irregularities in connection with tenders must be cured prior to the Exchange Offer Expiration Date. Neither us nor any other person will be under any duty to give notification of any defects or irregularities in such tenders or incur any liability for failure to give such notification. Tenders of Series A Preferred will not be deemed to have been made until such irregularities have been cured or waived. Any Series A Preferred received by us that is not properly tendered, and as to which the irregularities have not been cured or waived, will be returned by us to the tendering holder, unless otherwise provided in the Letter of Transmittal, promptly following the Exchange Offer Expiration Date.

        If your Series A Preferred shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender Series A Preferred in the Exchange Offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender directly, you must, prior to completing and executing the Letter of Transmittal and tendering Series A Preferred, make appropriate arrangements to register ownership of the Series A Preferred in your own name. You should be aware that the transfer of registered ownership may take considerable time.

What if I do not exchange my Series A Preferred for Series A-1 Preferred?

        It is currently expected that the sale of the Series B Shares to the Purchaser under the Stock Purchase Agreement will generate $10,000,000 in funds which will be used to satisfy the Company's 12% Secured Subordinated Debentures, due March 1, 2002, in the original principal amount of $5,000,000, with the balance to be used for working capital purposes, which may include paying other obligations of the Company. A condition under the terms of the Stock Purchase Agreement to the purchase of the Series B Shares by the Purchaser is that at least 90% of the Series A Preferred must be tendered in the Exchange Offer. If less than 90% of the Series A Preferred is tendered for exchange, the purchase of the Series B Shares by the Purchaser will likely not occur. See "The Proxy Solicitation- Summary of terms of Series B Preferred"

        If you do not tender your shares of Series A Preferred in the Exchange Offer, but the exchange is completed by the Company, you will continue to hold your shares of Series A Preferred. Additionally, your right to receive accrued but unpaid dividends on the Series A Preferred will not be forfeited. See "Risk Factors—Risks Relating to Not Accepting the Exchange Offer."

When will Series A Preferred be accepted for exchange, and when will shares of Series A-1 Preferred be delivered?

        Upon the satisfaction or waiver of all of the conditions of the Exchange Offer and assuming, despite the satisfaction or waiver of all of the conditions, we do not reject all of the tendered shares, we will accept all Series A Preferred properly tendered and not withdrawn prior to 5:00 p.m., Portland, Oregon time, on the Exchange Offer Expiration Date. We will deliver shares of Series A-1 Preferred issued pursuant to the Exchange Offer promptly after the satisfaction or waiver of all of the conditions of the Exchange Offer. Under no circumstances will interest be paid by us by reason of any delay in delivering such Series A-1 Preferred.

        If any tendered Series A Preferred shares are not accepted for exchange because of an invalid tender, or due to the occurrence of certain other events set forth in this Offering Memorandum or otherwise, certificates for any such unaccepted Series A Preferred will be returned, without expense, to the tendering holder thereof promptly.

What are my rights to withdraw my tender of Series A Preferred?

        You may withdraw your tender of any Series A Preferred, in whole or in part, at any time prior to 5:00 p.m., Portland, Oregon time, on the Exchange Offer Expiration Date, by delivery of a written notice of withdrawal to the company at the address set forth in the Letter of Transmittal.

        To be effective, a written notice of withdrawal (sent by hand delivery, overnight courier, mail or facsimile transmission) must:

  •
  Be timely received by the company at the address set forth in the Letter of Transmittal;

  •
  specify the name of the person having tendered the Series A Preferred to be withdrawn;

  •
  indicate the certificate number or numbers of the shares of Series A Preferred to which the withdrawal relates;

  •
  specify the number of shares of Series A Preferred so withdrawn; and

  •
  either be (i) signed by the holder in the same manner as the original signature on the Letter of Transmittal (including a guarantee of signature, if required) or (ii) accompanied by evidence satisfactory to us that the holder withdrawing such tender has succeeded to registered ownership of such Series A Preferred.

        Withdrawals of tenders of Series A Preferred may not be rescinded, and any Series A Preferred withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. Of course, you may re-tender any withdrawn Series A Preferred by again following one of the tender procedures described in this Offering Memorandum at any time prior to 5:00 p.m., Portland, Oregon time, on the Exchange Offer Expiration Date.

        All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by us and our determination will be final and binding. Neither us nor any other person will be under any duty to give you any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

How will the Company account for the Exchange Offer?

        We will account for the Exchange Offer as a purchase of the Series A Preferred into treasury followed by a cancellation of the Series A Preferred. As a result, there will be no impact on our total shareholders' equity other than the costs associated with the Exchange Offer, which will result in a decrease of additional paid-in capital.

Will the Company retain, employ, compensate or use any persons or assets in the Exchange Offer?

        Other than as set forth in the Letter of Transmittal, the expenses of soliciting tenders of Series A Preferred will be borne by us. The principal solicitation is being made by overnight courier; however, additional solicitations may be made by mail, fax, telephone or in person by our directors, officers and employees who will not receive additional compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward the material regarding the Exchange Offer to the beneficial owners of Series A Preferred. We will reimburse such forwarding agents for reasonable out-of-pocket expenses incurred by them, but no compensation will be paid for their services.

        In addition, we engaged Taglich Brothers, Inc. ("Taglich") pursuant to a retainer agreement dated August 14, 2001 as placement agent with respect to various financings, including private equity financings. Taglich has since requested a separate fee of $200,000 for assisting us in (a) obtaining commitments from persons to purchase additional shares of Series B Preferred (see "The Proxy Solicitation—Summary of terms of Series B Preferred"); (b) obtaining tenders from the holders of at least 90% of the Series A Preferred in the Exchange Offer and (c) obtaining commitments from at least 90% of the holders of the Company's 7.5% Convertible Subordinated Debentures to extend the maturity date of such debentures to 24 months from the closing of the purchase of the Series B Shares under the Stock Purchase Agreement.

What are the Company's expected expenses of the Exchange Offer?

        The cash expenses we expect to incur in connection with the Exchange Offer are estimated in the aggregate to be approximately $75,000 which includes printing, accounting and legal fees and miscellaneous expenses, but does not include any fees payable to Taglich and does not include any fees or expenses related to the sale of the Series B Shares.

FINANCIAL INFORMATION

Historical Financial Information

        The financial information set forth on pages 20 through 58 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and on pages 1 through 11 of our Quarterly Report on Form 10-Q for the quarter ending March 31, 2002 are incorporated herein by reference. See "Documents Incorporated by Reference" on page 30 and "Where You Can Find Additional Information" beginning on page 30 for instructions on how you can obtain additional copies of these and of other of our public filings, including filings that contain our financial statements.

        Our ratio of earnings to fixed charges for the most recent fiscal year and the latest interim period were $(1.10) and $(1.63), respectively.

        Our book value per share of Common Stock as of March 31, 2002 was $(0.74).

Proforma Financial Information

        The Company's Pro Forma Consolidated Statement of Operations for the year ended September 30, 2001 and the six months ended March 31, 2002 and the Pro Forma Consolidated

Balance Sheet as of March 31, 2002 which reflect the impact of the exchange of the Series A Preferred for Series A-1 Preferred and the issuance of Series B Preferred are attached to this Offering Memorandum as Annex C and are incorporated into this Offering Memorandum by reference. The Pro Forma Consolidated Statement of Operations give effect to the transaction as if such transaction occurred on October 1, 2000, the first day of the last complete fiscal year.

        Our pro forma ratio of earnings to fixed charges for the most recent fiscal year and the latest interim period are $(1.20) and $(1.57), respectively.

        Our pro forma book value per share of Common Stock as of March 31, 2002 is $(0.81)

        The pro forma information is not necessarily indicative of the results that would have been reported had such events occurred on the date(s) specified, nor is it necessarily indicative of the Company's future results.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        Set forth below is a summary of our understanding of the material Federal income tax considerations applicable to us and to holders whose Series A Preferred is tendered and accepted in the Exchange Offer if the Exchange Offer is consummated. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your personal investment circumstances or if you are subject to special treatment under the Federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations, accrual basis taxpayers and individuals who are not citizens or residents of the United States) and does not discuss any aspect of state, local, or foreign taxation. The discussion with respect to exchanging or non-tendering holders is limited to those who have held the Series A Preferred as "capital assets" and who will hold the Series A-1 Preferred as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code (the "Code"). The summary is based upon the Company's understanding of the laws, regulations, filings and decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

        This discussion is only a summary of our understanding of certain U.S. Federal income tax considerations relevant to the Exchange Offer and does not purport to be a complete analysis of all potential tax consequences of such exchange, or all the potential tax effects thereof. Further, the discussion is not binding on the Internal Revenue Service (the "IRS") or the courts. We have not sought, and will not seek, any rulings from the IRS with respect to the positions discussed herein and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the Exchange Offer, or that any such position would not be sustained.

        The summary reflects the Company's understanding as to certain tax consequences and is not based upon a legal opinion of tax counsel. The federal income tax consequences of the Exchange Offer are complex. The summary is included herein for general information only. Each holder of Series A Preferred should consult such tax holder's tax advisor as to the specific tax consequences to such holder of the Exchange Offer, including the application and effect of state, local, foreign and other tax laws.

Exchange of Series A Preferred for Series A-1 Preferred

        Generally.    An exchange of Series A Preferred for Series A-1 Preferred pursuant to the Exchange Offer should constitute a recapitalization under Section 368(a)(1)(E) of the Code. We believe that a holder who exchanges Series A Preferred for Series A-1 Preferred should not recognize any gain or loss on the exchange. The Series A-1 Preferred received by such a holder should have an initial tax basis equal to the adjusted tax basis of the Series A Preferred exchanged therefor. The Series A-1 Preferred should have a holding period that includes the period during which the holder held the Series A

Preferred exchanged therefor. Our conclusions set forth above regarding the federal income tax consequences of the exchange are based on the Company's belief that the fair market value of the Series A-1 Preferred will be equal to or less than the original price at which the Series A Preferred was issued in [date], which was $100 per share. If, however, the IRS were to determine that the fair market value of the Series A-1 Preferred was greater than the issue price of the Series A Preferred (which the Company does not believe is the case), then the excess amount (or, if less, the amount of accrued but unpaid dividends on the Series A-1 stock) would be treated as a distribution under Section 301 and 305 of the Code and regulations promulgated thereunder. The amount of such distribution would be treated as a dividend and taxed as ordinary income to the holders, to the extent of the allocable share of the Company's accumulated earnings and profits and its current earning and profits for the year 2002, and in the event that the Company lacks earnings and profits, then no amount would be taxed as a dividend, even in the event that the tax laws deemed a distribution to have occurred.

        Treatment of non-exchanging holders.    The Exchange Offer will not result in the recognition of income, gain or loss to holders of Series A Preferred who do not participate in the Exchange Offer.

Tax Consequences to the Company

        Section 382 of the Code limits the use of net operating loss carryovers by a corporation that has been subject to an "ownership change." The taxable income of such a corporation which is available for offset by pre-ownership change net operating loss carryovers is limited each year to the long term tax-exempt rate (published monthly by the Internal Revenue Service) multiplied by the value of the equity of the corporation on the date immediately preceding the ownership change. Similar limitations apply in respect of carryovers of other beneficial tax attributes.

        We believe that an ownership change should not occur as a result of the consummation of the Exchange Offer and the sale of the Series B Shares and that the Company would therefore have full utilization of its net operating loss carryovers to offset future taxable income.

THE PROXY SOLICITATION

        As a condition to the Exchange Offer and the purchase of purchase of the Series B Shares by the Purchaser under the Stock Purchase Agreement, we are proposing to create and issue up to 80,000 shares of Series A-1 Preferred and up to 150,000 shares of Series B Preferred. The proposed rights, preferences, privileges and restrictions of the Series A-1 Preferred are set forth in the proposed form of Series A-1 Designation attached to this Offering Memorandum as Annex A and are summarized above. See "Summary of the Exchange Offer" and "The Exchange Offer—What are the principal differences between Series A Preferred and Series A-1 Preferred?". The rights, preferences, privileges and restrictions of the proposed Series B Preferred are set forth in the proposed form of Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series B Preferred (the "Series B Designation") attached to this Offering Memorandum as Annex B and are summarized below. See "The Proxy Solicitation—Summary of terms of Series B Preferred".

        Under the Series A Designation, the Proposal requires the consent of holders of 2/3 of the outstanding shares of Series A Preferred.

        A meeting of the holders of the Series A Preferred to review and vote on the Proposal has been scheduled by us at 10:00 a.m. on June 12, 2002 (the "Shareholders Meeting"). In the event the holders of a sufficient number of shares of Series A Preferred to approve the Proposal are not represented at the Shareholders Meeting in person or by proxy, the Shareholders Meeting may be adjourned and reconvened at a later date. Each holder of shares of Series A Preferred of record will be entitled to one vote for each share of Common Stock into which such shares of Series A Preferred would convert under the Series A Designation.

        We are soliciting a proxy from each holder of Series A Preferred to vote in favor of the Proposal at the Shareholders Meeting, each of which will be in the form enclosed with this Offering Memorandum (the "Proxy", and collectively, the "Proxies"). The Proxy Solicitation will expire upon the vote on the Proposal, whether at the Shareholders Meeting or at another meeting called for that purpose, by the holders of the Series A Preferred.

Persons from whom Proxies are being solicited

        We are soliciting Proxies only from holders of Series A Preferred of record who will be entitled to vote at the Shareholder Meeting or any adjournment or postponement thereof. As of the date of this Offering Memorandum, there are 78,200 shares of Series A Preferred issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Shareholders Meeting.

Procedure for granting Proxies

        To grant us a proxy, a holder must complete, sign and date the Proxy. The holder must then deliver the letter of transmittal to us at the address set forth in the Proxy.

Voting of Proxies; Revocation

        All valid Proxies received in a timely manner will be exercised by us. All shares represented by a Proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the Proxy, the shares will be voted in favor of the Proposal. A stockholder giving a Proxy has the power to revoke his or her Proxy at any time prior to the time it is exercised by delivery to the Secretary of our company of either a written instrument revoking the Proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Summary of terms of Series B Preferred

        The principal terms of the Series B Preferred are:

  •
  Priority.  The Series B Preferred will be senior to the Series A-1 Preferred, Series A Preferred and Common Stock as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of our company.

  •
  Dividends.  In preference to the payment of any dividends on any other class of our company's capital stock, the Series B Preferred will accrue cumulative dividends on a daily basis at the rate of 15% per annum (the "Dividend Rate"), payable quarterly in arrears when and as declared by the Board. In the event we fail to pay any amounts due the Purchaser or any of its affiliates (a "Payment Default") under the terms of any agreement with the Purchaser or any of its affiliates (including without limitation the Stock Purchase Agreement), and such Payment Default is not cured within 30 days, then the Dividend Rate for all holders of Series B Preferred will increase by five percent for any quarter during which such Payment Default exists at any time, and for the quarter commencing after the date on which such Payment Default is cured. The Dividend Rate may also increase by an additional five percent upon the occurrence of certain events set forth in Section 2(c)(ii) of the Series B Designation.

    In addition to the preferential dividends, in the event that we declare or pay any dividends upon the Common Stock, the holders of the Series B Preferred are entitled to receive the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred had all of the outstanding Series B Preferred then been converted.

  •
  Conversion Price.  Each share of Series B Preferred is convertible into Common Stock at $0.85 per share, except that, in the event of any conversion in connection with a change of control which occurs on or after the Third Anniversary, the shares of Series B will convert at the price per share to be received by the holders of Common Stock if it is less than the conversion price for the Series B Preferred then in effect. A "change of control" occurs if a person or group of related persons (a) acquires more than fifty percent of the shares of Common Stock outstanding on a "fully diluted basis", whether by merger, stock purchase, recapitalization, redemption, issuance of capital stock or otherwise, or (b) acquires assets constituting all or substantially all of our assets. The conversion price is subject to anti-dilution protection.

  •
  Voluntary Conversion.  Each holder of Series B Preferred has the right at any time to convert any or all of his shares into shares of Common Stock at the conversion price in effect at the time of the conversion. The number of shares of Common Stock issuable upon conversion equals the number of shares of Series B Preferred being converted multiplied by the sum of $100 plus accrued and unpaid dividends then divided by the conversion price which, as discussed above, is initially $0.85 per share; provided, that, in the event of a change of control prior to the Third Anniversary, the number of shares of Common Stock issuable upon conversion will equal the number of shares of Series B Preferred being converted multiplied by the sum of $100 plus any accrued but unpaid dividends plus an amount equal to the dividends which would have accrued at the then effective Dividend Rate until the Third Anniversary had the change of control not occurred, then divided by the conversion price. The number of shares of Common Stock issuable upon conversion of each share of Series B Preferred, assuming no adjustment of the conversion price, no dividends have accrued and no change of control, is approximately 117.647.

  •
  Mandatory Conversion.  The Series B Preferred is subject to mandatory conversion at our option but not until (i) the shares of Common Stock issuable upon conversion of the Series B Preferred have been registered under the Securities Act and the registration is then effective, (ii) the average weekly closing bid price of the Conversion Stock as listed on the OTC Bulletin Board or wherever the Common Stock then trades for each of twenty-six consecutive weeks (the "Test Period") ending no more than ten days prior to the date we deliver notice of our election to force the conversion of the Series B Preferred (the "Forced Conversion Notice Date), is greater than or equal to 200% of the then effective conversion price; (iii) each of our audited EBITDA for the most recently-ended fiscal year end and our EBITDA for the twelve month period ending on the last date of the last month preceding the Forced Conversion Notice Date exceed $12,000,000; and (iv) the average weekly trading volume of the Common Stock for the Test Period exceeds 2% of the shares of Common Stock then outstanding. We must give notice of our election to convert all of the Series B Preferred at least 30, but no more than 45, days prior to the date that the conversion will be effective. The mandatory conversion of the Series B Preferred may be postponed for a period of up to 24 months if the holders of a majority of the shares of Series B Preferred then outstanding agree to waive all dividends on such shares during such period. The number of shares issued upon a mandatory conversion is the same as under a voluntary conversion.

  •
  Redemption Rights.  Following the first to occur of the seventh anniversary of the issuance of the Series B Preferred and a change of control, we are required to redeem all outstanding shares of Series B Preferred (i) in the case of redemption on the seventh anniversary of the original issuance of the Series B Preferred, at a price per share equal to the product of (x) 100%, and (y) the liquidation preference (described below), and (ii) in the event of a change of control, at a price per share equal to the product of (x) 100% plus the then Dividend Rate, and (y) the liquidation preference (the "Redemption Price"). Redemption may be waived by the holders of a majority of the then outstanding shares of Series B Preferred. Additionally, if the holders of a majority of the Series B Preferred elect to convert the Redemption Price into Common Stock, then each share of Series B Preferred shall be converted into Common Stock in lieu of being redeemed.

  •
  Voting Rights.  The holders of Series B Preferred, voting as a separate class, are entitled to elect a majority of the members of the Board, and for the first two years following its issuance only, the Series B Preferred is entitled to vote together with the holders of Series A-1 Preferred, Series A Preferred and Common Stock as a single class to elect one less than a majority of the directors (or two less than a majority if there are an even number of directors) on the Board.

    The holders of Series B Preferred are also entitled to vote as a separate class on any proposal which would (i) amend, alter, change, or repeal any of the express terms of the Series B Preferred, (ii) create, authorize or issue any stock relating equal to or senior to the Series B Preferred as to dividends or distributions, or any obligation or security convertible into shares of any such senior stock or (iii) result in the payment of any dividends to any holder of any class of our capital stock.

    On all other matters subject to a vote of our shareholders, the holders of Series B Preferred vote together with the holders of Series A-1 Preferred, Series A Preferred and Common Stock, as a single class. However, in any vote, the holders of Series B Preferred are entitled to a number of votes equal to the number of shares into which their shares may then be converted.

  •
  Liquidation Rights.  Holders of Series B Preferred have a liquidation preference equal to the greater of $100.00 per share, plus accrued but unpaid dividends, or the value of the Common Stock issuable upon conversion of the Series B Preferred had all of the outstanding Series B Preferred been converted immediately prior to the liquidation. The Series B Preferred will be senior to the Series A-1 Preferred, the Series A Preferred and Common Stock.

        The descriptions of the Series B Preferred in this Offering Memorandum are qualified in their entirety by reference to the copy of the proposed form of Series B Designation attached to this Offering Memorandum as Annex B.

Effect of passage of the Proposal

        Upon the passage of the Proposal, we will file the Series A-1 Designation and the Series B Designation with the Secretary of State of the State of Delaware. Upon filing of the Series A-1 Designation and Series B Designation, we will be authorized to issue shares of Series A-1 in exchange for shares of Series A Preferred tendered in the Exchange Offer and issue the Series B Shares to the Purchaser upon the closing of the transactions under the Stock Purchase Agreement without obtaining any additional approvals from the holders of the Series A Preferred. To the extent that any shares of Series A-1 Preferred or Series B Preferred remain authorized but unissued following such transactions, upon the approval of the Board, we will be authorized to issue such shares in other transactions.

ADDITIONAL INFORMATION PERTAINING TO
THE EXCHANGE OFFER AND PROXY SOLICITATION

OWNERSHIP INTERESTS IN SUBJECT SECURITIES

        As of the date of this Offering Memorandum, there were 78,200 shares of Series A Preferred issued and outstanding. The shares that we are offering to exchange in the Exchange Offer represents all of the shares issued and outstanding. The following table provides information as of the date of this Offering Memorandum about the beneficial ownership of Series A Preferred by certain of our directors, executive officers and controlling shareholders. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table.

Name and Office of Beneficial Owner	Number of Shares of Series A Preferred Beneficially Owned		Percentage of Outstanding Series A Preferred Held
Douglas E. Hailey, Director	250	(1)	*
Gary P. Arnold, Director	500		*
Mark E. Brady Robert J. Suttman, II Ronald L. Eubel c/o Eubel Brady & Suttman Asset Management, Inc., 5% shareholder	15,000	(2)	19.2%
Dolphin Offshore Partners, L.P. c/o Dolphin Management Inc., 5% shareholder	12,750		16.3%
All directors, executive officers and 5% shareholders as a group (4 persons)	28,500		36.4%

*
Less than 1%

(1)
This amount includes 100 shares held by Mr. Hailey individually and 150 held by the Douglas E. Hailey Profit Sharing Plan.

(2)
Information is based on the Form 4s, each dated June 7, 2002 filed with the Commission by these individuals.

        We believe that none of these persons has engaged in any transaction in any Series A Preferred in the past 60 days.

        Our directors, executive officers and controlling shareholders may participate in the Exchange Offer and Proxy Solicitation on the same basis as our other holders of Series A Preferred. As of the date of this Offering Memorandum, Mr. Hailey has told us that he intends to tender his shares in the Exchange Offer and to grant Proxies to the Company to vote in favor of the Proposal. Mr. Arnold and the controlling shareholders have not informed us whether they intend to tender their shares in the Exchange Offer or grant Proxies to vote in favor of the Proposal.

MAJOR TERMS AND CONDITIONS OF SALE OF SERIES B SHARES

        The Company has entered into an agreement to sell the Series B Shares to the Purchaser for $100 per share. The sale of the Series B Shares is subject to the terms and conditions set forth in the Stock Purchase Agreement.

        The Stock Purchase Agreement requires that, prior to the closing of the sale of the Series B Shares to the Purchaser, we have binding commitments from other persons to purchase at least 25,000 but not more than 50,000 shares of Series B Preferred on the same terms and conditions set forth in the Stock Purchase Agreement. Any purchaser of Series B Preferred (other than the Purchaser) must be approved by the Purchaser. Although we have been in discussions with potential additional purchasers, we do not have any binding commitments from any person to purchase the additional shares of Series B Preferred.

        There are also numerous conditions set forth in the Stock Purchase Agreement which must be satisfied by the Company or waived by the Purchaser prior to the sale of the Series B Shares including, among other things, the following:

  •
  Each of the Series B Designation and the Series A-1 Designation must have been filed with the Secretary of State of the State of Delaware;

  •
  The holders of at least 2/3 of the outstanding shares of Series A Preferred shall have voted at a meeting in favor of the Proposal;

  •
  The holders of at least 90% of the Series A Preferred must tender their shares in the Exchange Offer;

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  The size of our Board must be increased to seven members. In addition, the Board must create an executive committee (consisting of three members) with the maximum authority granted to it as is permitted by the General Corporation Law of the State of Delaware;

  •
  Individuals designated by the Purchaser shall have been nominated and elected to serve as members of the Board, and such individuals shall constitute a majority of the members of the Board (including Gene Goodson, who will become Chairman of the Board) and a majority of the members of the executive committee of the Board (including Gene Goodson, who will become Chairman of the executive committee);

  •
  We must enter into an management services agreement with American Industrial Partners ("Advisor"), an affiliate of the Purchaser, pursuant to which Advisor will agree to provide certain ongoing management and advisory services to the Company and its subsidiaries. In exchange, the agreement will require that we pay the Advisor an advisory fee of $750,000 immediately and an annual management fee ("Annual Fee"), payable in quarterly installments, commencing July 1, 2002, equal to the greater of (x) 3% of the sum of (a) the principal amount of any Preferred Stock issued to the Purchaser or any of its affiliates plus (b) any debt outstanding of the Company or its subsidiaries as of the first day of the applicable quarterly payment period which is guaranteed by the Purchaser or any of affiliates, and (y) $400,000. Under the agreement, the Annual Fee will be reduced by 50% beginning the first day of any quarterly period following the conversion of all shares of the Purchaser's Series B Preferred into Common Stock. The agreement will also enable Advisor to act as the sole advisor to the Company and its subsidiaries with respect to significant business transactions in exchange for payment by the Company of certain advisory and/or structuring fees in amounts comparable for similarly situated companies;

  •
  The Company is required to reimburse the Purchaser for all of the expenses its incurs in connection with the purchase of the Series B Shares;

  •
  Persons other than the Purchaser and its affiliates shall have agreed to purchase at least 25,000 shares of Series B Preferred pursuant to the terms and conditions of the Stock Purchase Agreement (see more detailed description above);

  •
  If the Purchaser requests, each of Dennis E. Bunday, Thomas Dunlap, Ronald Velat and Gene Goodson shall have entered into employment agreements with the Company on terms reasonably satisfactory to the Purchaser, and such agreements shall be in full force and effect as of the Closing; and

  •
  The Purchaser shall have obtained an opinion of certified public accountants to the effect that the Company will have at least $11,000,000 of net operating loss available for use without restriction pursuant to Section 382 of the Code immediately after Closing.

        The terms of the Stock Purchase Agreement also contain certain covenants which will control certain activities by the Company following the closing of the sale of the Series B Shares. Among others, these covenants provide that the Company shall refrain from declaring or issuing any dividends on any series or class of capital stock of the Company without the prior written consent of the holders of a majority of the Series B Shares. Additionally, the Company is required to use its best efforts to register under the Securities Act all shares of Common Stock issuable upon conversion of the Series B Shares within 270 days after the closing of the sale of the Series B Shares, and to have such registration declared effective by the Commission within one year after the closing.

        Any of the terms and conditions set forth in the Stock Purchase Agreement may be modified, amended or waived by the Company and/or the Purchaser. Accordingly, although we do not believe that it is likely, the sale of the Series B Shares may be closed prior to the completion of the Exchange Offer if the condition that 90% of the Series A Preferred be tendered in the Exchange Offer is waived by the Purchaser.

        It is expected that the Company, the Purchaser and each other person purchasing shares of Series B Preferred under the Stock Purchase Agreement will enter into a stockholders agreement, in a form to be determined, at the closing of the sale of the Series B Shares. The stockholders agreement may provide, among other things, that the Purchaser will have the right to require the other purchasers of our Series B Preferred to participate in any sale of the Series B Preferred by the Purchaser, that the other purchasers will have the right to require the Purchaser to include a pro-rata portion of their shares in any sale of the Purchaser's shares, that the other purchasers will vote along with the Purchaser in any election of members to our Board and that the Purchaser shall have a right of first offer to purchase any shares to be sold by any other purchaser of Series B Preferred.

        It is also expected that the Company, the Purchaser and each other person purchasing shares of Series B Preferred under the Stock Purchase Agreement will enter into a registration rights agreement which, among other things, will require the Company as soon as possible but in no event later than 180 days after the closing of the sale of the Series B Shares to register the shares of Common Stock issuable upon conversion of the Series B Preferred. The Company will be required to use its reasonable best efforts to cause the registration to be declared effective under the Securities Act as soon as practical after filing (but in no event later than the first-year anniversary of the closing) and, once effective, to cause the registration to remain effective until the earlier to occur of (i) the date on which all shares of Common Stock issuable upon conversion of the Series B Preferred have been sold and (ii) the date as of which there are no longer any shares of Common Stock issuable upon conversion of the Series B Preferred in existence. The Company may also be obligated, upon request of the holders, to include shares of Common Stock issuable upon conversion of the Series B Preferred in any registration of securities by the Company.

BROKERAGE FEES AND COMMISSIONS WHICH MAY BE PAID IN CONNECTION WITH SALE OF SERIES B SHARES

        We engaged Taglich pursuant to a retainer agreement dated August 14, 2001 as placement agent with respect to various financings, including private equity financings (the "Retainer"). The terms of the Retainer call for compensation to Taglich in the event of a successful placement equal to 4.0% of the proceeds received from a private equity transaction, as well as warrants to purchase common shares of the company equal to 7.0% of the common shares (or share equivalents) issued pursuant to such financing. Taglich has since agreed to (a) cap the success fee at $400,000, regardless of how much equity is raised and (b) waive receipt of the warrants. Simultaneously, however, Taglich is requesting a separate fee of $200,000 for assisting the Company in (a) obtaining commitments from additional purchasers for the Series B Preferred investments required by the Purchaser; (b) obtaining commitments from at least 90% of the Series A Preferred stockholders to exchange the existing Series A Preferred shares for a new Series A-1 Preferred stock to be issued by the Company and (c) obtaining commitments from at least 90% of the holders of the Company's 7.5% Convertible Subordinated Debentures to extend the maturity date of such debentures to 24 months from the date of the Purchaser funding.

        Pursuant to an engagement letter dated January 5, 2001, the Company engaged WY Campbell & Company ("WY Campbell") as financial advisor in connection with the potential sale of all or a portion of the Company. The letter requires the Company to pay a success fee upon successful completion of a transaction, calculated as (i) 1.2% of the first $90 million, plus 1.5% of the Aggregate Consideration received over $90 million. Such fees were subject to a minimum of $450,000 if a transaction occurred. Subsequently, in a letter dated May 17, 2001, the transaction fee formula was modified (to 1.45% of the first $90 million) and it was explicitly stated that "upon the sale of either the Florida [o]perations or the Portland [o]perations...whichever occurs first, we will pay you a sum of $450,000 at closing from the sale proceeds, to be credited against any fees due you under the Engagement Agreement, including the success fee."

        WY Campbell has indicated to the Company that it considers the proposed sale of the Series B Shares to be a transaction under the engagement letter, and that it is owed a fee in accordance with the terms of the engagement letter. We have taken the position that we do not believe the sale of the Series B Shares constitutes a "transaction" as contemplated by the engagement letter, and have offered to settle the matter for $225,000 upon closing of the sale of the Series B Shares. WY Campbell has refused our offer, and has made a counteroffer to settle for $450,000. Disputes under the engagement letter are subject to arbitration.

        There is also a $750,000 fee which will be payable to Advisor under the terms of the management services agreement to be entered into by the Company and Advisor under the terms of the Stock Purchase Agreement as a condition to the closing of the sale of the Series B Shares. See "Major Terms and Conditions of Sale of Series B Shares"

AGREEMENTS INVOLVING THE COMPANY'S SECURITIES

        We, as well as certain or our directors, executive officers and controlling persons, are parties to other material agreements, arrangements, or understandings with respect to our securities. These other agreements are described in the documents which are incorporated in this Offering Memorandum by reference. See "Where You Can Find Additional Information" beginning on page 30 for instructions on how you can obtain additional copies of these and of other of our public filings and "Documents Incorporated by Reference" on page 30.

RELATED PARTY AGREEMENTS

        Thomas K. Ziegler, our Chief Executive Officer, claims to have had an informal agreement with members of our Board to receive a $500,000 bonus from the Company upon the closing of a successful sale of the Company. Although we believe that this agreement, if any, would not apply to the Exchange Offer or the sale of the Series B Shares, we may elect to provide bonus compensation to Mr. Ziegler for his efforts upon the closing of the sale of the Series B Shares.

        Douglas E. Hailey, who is a director of the Company, is affiliated with Taglich. As described elsewhere in this Offering Memorandum, the Company has entered into the Retainer with Taglich. See "Brokerage Fees And Commissions Which May Be Paid In Connection With Sale Of Series B Shares".

        The Company is also a party to other material agreements or arrangements with certain of our executive officers, directors, controlling shareholders and subsidiaries. These other agreements are described in the documents which are incorporated in this Offering Memorandum by reference. See "Where You Can Find Additional Information" beginning on page 30 for instructions on how you can obtain additional copies of these and of other of our public filings and "Documents Incorporated by Reference" on page 30.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        In connection with the Exchange Offer, we filed a Schedule TO with the Commission because the Exchange Offer may be viewed as a tender offer by us for our outstanding shares of Series A Preferred. This Offering Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. For further information, we refer you to the Schedule TO, including the exhibits filed with the Schedule TO. We are also subject to the informational requirements of the Exchange Act, and file periodic reports, proxy statements and other information with the Commission.

        The Schedule TO, including the exhibits thereto, as well as such reports, proxy statements and other information, can be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549 or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such documents can be obtained from the Commission at prescribed rates at their offices. You may obtain information on the operation of the Commission's Public Reference Facilities by calling 1-800-Commission-0330. The Commission also maintains a World Wide Web site that contains registration statements, reports, proxy and Offering Memorandums and other information regarding registrants, including us, that file electronically with the Commission. The address of this site is http://www.sec.gov. Please note that information included in our own web site does not form a part of this Offering Memorandum

DOCUMENTS INCORPORATED BY REFERENCE

        The Commission allows us to "incorporate by reference" information into Offering Memorandum, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Offering Memorandum, except for any information superseded by information in this Offering Memorandum or in any document subsequently filed with the Commission which is also incorporated by reference. This Offering Memorandum incorporates by reference the documents set forth below, including the exhibits that these documents specifically incorporate by reference, that we have previously filed with the Commission. These documents contain important information about us and our financial performance.

        (1)  The Annual Report of the Company on Form 10-K (File No. 0-18083) for its fiscal year ending September 30, 2001;

        (2)  The Company's Current Reports on Form 8-K filed with the Commission on November 29, 2001, February 11, 2002 and May 8, 2002;

        (3)  The Company's Quarterly Reports on Form 10-Q as filed with the Commission for the quarter ended December 31, 2001 and the quarter ended March 31, 2002, as amended;

        (4)  The Company's Schedule TO as filed with the Commission on June 10, 2002; and

        (5)  All documents subsequently filed by the Company with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Exchange Offer shall be deemed to be incorporated by reference in this Offering Memorandum. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Memorandum to the extent that a statement contained herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Memorandum.

        You can obtain any of these documents from us or from the Commission's Public Reference Room or web site at the addresses described above. These documents are available from us without charge, excluding any exhibits to those documents. You can obtain any of these documents by requesting them in writing or by telephone from us at Williams Controls, Inc., 14100 SW 72nd avenue, Portland, OR 97224, Attn: Dennis Bunday (phone: 503-670-3307). In order to ensure timely delivery of the documents, any request should be made by the date which is five business days prior to the Exchange Offer Expiration Date.

MISCELLANEOUS

        We are not aware of any jurisdiction where the making of the Exchange Offer or Proxy Solicitation is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer or Proxy Solicitation is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Exchange Offer and Proxy Solicitation will not be made to, nor will tenders be accepted from or on behalf of, the holders residing in such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the Exchange Offer or grant a Proxy pursuant to the Proxy Solicitation. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Exchange Offer or Proxy Solicitation other than the information and representations contained in this Offering Memorandum, the Letter of Transmittal, the Proxy and the documents incorporated herein by reference. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

June 10, 2002, Williams Controls, Inc.

ANNEX A

Certificate to Provide for the Designation, Preferences,
Rights, Qualifications, Limitations or
Restrictions Thereof, of the Series A-1 Preferred Stock,
Non-Redeemable Convertible Series

        Williams Controls, Inc., a Delaware corporation (the "Corporation"), hereby certifies that pursuant to the authority vested in the Board of Directors of the Corporation by the provisions of its Certificate of Incorporation, and by the provisions of Section 151 of The General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolution:

  RESOLVED, there is hereby created a series of preferred stock, $.01 par value, of the Corporation, consisting of 80,000 shares of the authorized, but unissued preferred stock and designated the "Series A-1 Preferred Stock" (hereinafter referred to as the "Series A-1"); and that to the extent that the terms, relative rights, preferences, qualifications and limitations of the Series A-1 are not fixed and determined by the Certificate of Incorporation of the Corporation, as amended, they hereby are fixed and determined as set forth in Attachment A attached hereto.

I, being the duly authorized officer of the Corporation, do hereby certify under penalty of perjury that the foregoing resolution amending the Williams Controls, Inc. Certificate of Incorporation to provide for the designation, preferences, rights, qualifications, limitations or restrictions thereof, of the Series A-1 Preferred Stock, Non-Redeemable Convertible Series is the act and deed of the Corporation and that the facts stated herein are true and, accordingly, have hereunto set my hand this             day of                        , 2002.

/s/

Williams Controls, Inc.

Certificate to Provide for the Designation, Preferences,
Rights, Qualifications, Limitations or Restrictions Thereof,
of the Series A-1 Preferred Stock,
Non-Redeemable Convertible Series

SECTION 1. DESIGNATION, PAR VALUE AND NUMBER. 80,000 shares of authorized preferred stock of the Corporation are hereby constituted as a series of preferred stock, having a par value of $0.01 per share, designated as "Series A-1 Preferred Stock, Non-Redeemable Convertible Series" hereinafter called "Series A-1". In accordance with the terms hereof, each share of Series A-1 shall have the same relative rights as and be identical in all respects with each other share of Series A-1.

SECTION 2. DIVIDENDS

        (a)    Dividends.    When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of State of Delaware, the Corporation shall pay preferential dividends in cash to the holders of shares of Series A-1 as provided in this Section 2. Cumulative preferential dividends on each share of Series A-1 shall accrue on a daily basis on the sum of $100 from and including the date of issuance of such share to and including September 30, 2002 at rate sufficient to cause [Dollar amount of accrued and unpaid dividends on the Series A as of the Funding Date] of dividends to have accrued on each share of Series A-1 as of September 30, 2002. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. Except as provided in Section 2(b), no dividends shall accrue on the Series A-1 after September 30, 2002.

        (b)    Participating Dividends.    In the event that the Corporation declares or pays any dividends upon the Common Stock (as defined below) (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Series A-1 at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A-1 had all of the outstanding Series A-1 been converted pursuant to Section 4 immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined. "Common Stock" means, collectively, the Corporation's Common Stock, par value $.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

        (c)    Distribution of Partial Dividend Payments.    Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A-1, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares held by each such holder.

SECTION 3. PRIORITY. All shares of the Series A-1 shall rank on a parity with each other, shall be senior to all classes of Common Stock and the Corporation's Series A Preferred Stock, 7 1/2% Redeemable Convertible Series (the "Series A") and shall be subordinate to the Corporation's Series B Preferred Stock, 15% Redeemable Convertible Series (the "Series B") and each other class or series of preferred stock of the Corporation hereafter created by the Board of Directors the terms of which do not expressly provide that it ranks on parity with or subordinate to the Series A-1, in all cases as to the payment of dividends (other than as set forth in Section 2(b)) and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

SECTION 4. VOLUNTARY CONVERSION RIGHTS.

        (a)    Voluntary Conversion.    Each holder of shares of Series A-1 shall have the right at any time from time to time after the first to occur of (i) the third anniversary (the "Third Anniversary") of the date (the "Funding Date") that the closing of the transactions contemplated by that certain Series B Preferred Stock Purchase Agreement, by and among the Corporation and certain investors, occurs, and (ii) a Change of Control (as defined below), at the holder's option, to convert all or any portion of such holder's shares of Series A-1 into a number of validly issued, fully paid and non-assessable shares of Conversion Stock (as defined below) of the Corporation computed by multiplying the number of shares to be converted by the sum of $100 per share plus accrued and unpaid dividends on such share (the "Liquidation Preference"), and dividing the result by the Voluntary Conversion Price (as defined below) in effect at the time of conversion; provided, however, that holders of shares of Series A-1 may convert their shares pursuant to this Section 4 prior to the first to occur of the Third Anniversary and a Change of Control only if the average of the closing bid price of the Conversion Stock as listed on the over the counter bulletin board (the "OTC Bulletin Board") or wherever the Corporation's Conversion Stock then trades for at least twelve of the last thirteen consecutive weeks prior to the date of voluntary conversion, shall be greater than or equal to $1.00 per share. The initial Voluntary Conversion Price is $.66. The "Voluntary Conversion Price" means the initial Voluntary Conversion Price as adjusted from time to time pursuant to Section 6. "Change of Control" means the occurrence of a transaction, whether in a single transaction or series of related transactions, pursuant to which a person or group of related persons (A) acquires, whether by merger, stock purchase, recapitalization, redemption, issuance of capital stock or otherwise, more than fifty percent of the shares of Common Stock outstanding on a "fully diluted basis", or (B) acquires assets constituting all or substantially all of the assets of the Corporation and its subsidiaries. "Fully diluted basis" means, as of any date of determination, the number of shares of Common Stock outstanding plus (without duplication) all shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then-outstanding rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock or securities exercisable for or convertible or exchangeable into Common Stock. "Conversion Stock" means shares of the Corporation's Common Stock, par value $.01 per share; provided, that if there is a change such that the securities issuable upon conversion of the Series A-1 are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series A-1 if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

        (b)    Method of Voluntary Conversion.    In order to voluntarily convert shares of the Series A-1 into Conversion Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed in blank at the principal office of the Corporation or its transfer agent, if any, or at such other office or offices, located in the United States as the Board of Directors may designate by written notice to all holders of Series A-1 shares, and give written notice to the Corporation at said office that the holder elects to convert said shares of Series A-1. Shares of the Series A-1 shall be deemed to have been converted as of the date (hereinafter called the "Conversion Date") of receipt by the Corporation of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Stock on such date.

        (c)    Deliveries.    As soon as practicable on or after the Conversion Date but in no event more than five business days thereafter, the Corporation will deliver by Federal Express or other nationally recognized overnight delivery service to the address of the holders who submitted the Series A-1 for conversion: (i) a certificate or certificates for the number of full shares of Conversion Stock issuable

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upon such conversion in such name or names and such denomination or denominations as the converting holder has specified, (ii) payment of the amount payable under Section 7(e) with respect to such conversion, and (iii) a certificate representing any shares of Series A-1 which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

SECTION 5. FORCED CONVERSION RIGHTS. The Corporation shall have the right in its sole discretion to force conversion of all of the shares of Series A-1 into a number of validly issued, fully paid and non-assessable shares of Conversion Stock of the Corporation computed by multiplying the number of shares to be converted by the amount of the Liquidation Preference thereof and dividing the result by the Forced Conversion Price (as defined below) in effect at the time of conversion at any time (a) after the Third Anniversary, or (b) in connection with a Change of Control, in each case so long as both on the day that notice of forced conversion is given (the "Forced Conversion Notice Date") and on the Forced Conversion Date (as defined below) the Conversion Stock has been registered pursuant to the Securities Act of 1933, as amended, and such registration is then currently in effect; provided, however, that in the event of a forced conversion in connection with a Change of Control, the Corporation shall have the right in its sole discretion to force conversion of the Liquidation Preference of all shares of Series A-1 into a number of shares of Conversion Stock at a conversion price equal to the lesser of (i) the Conversion Price then in effect, and (ii) the price per share of Conversion Stock as valued in the Change of Control (which value shall not be subject to reduction for any escrow or other expenses payable by the holders of the Conversion Stock under the terms of the event underlying the Change of Control). The initial Forced Conversion Price is $0.66. The "Forced Conversion Price" means the initial Forced Conversion Price as adjusted from time to time pursuant to Section 6 below. The Corporation has the forced conversion right after the Third Anniversary described above in clause (a) of this Section 5 (as opposed to the forced conversion right in connection with a Change of Control described above in clause (b), in which case the following restrictions do not apply) only if the average weekly closing bid price of the Conversion Stock as listed on the OTC Bulletin Board or wherever the Corporation's Conversion Stock then trades shall be greater than or equal to the Forced Conversion Price for a period of at least twelve out of thirteen consecutive weeks ending no more than ten days prior to the Forced Conversion Notice Date. Any notice of forced conversion must be given to all holders no less than fifteen days nor more than forty-five days prior to the date set forth for conversion (the "Forced Conversion Date").

SECTION 6. ANTI-DILUTION ADJUSTMENTS. For purposes of this Section 6, the Voluntary Conversion Price, the Forced Conversion Price and the Mandatory Conversion Price shall be collectively referred to as the "Conversion Price." The Conversion Price shall be adjusted as follows:

        (a)    Amendment to the Certificate of Incorporation.    In the case of any amendment to the Certificate of Incorporation of the Corporation to change the designation of the Conversion Stock or the rights, privileges, restrictions or conditions in respect to the Conversion Stock or division of the Conversion Stock, the Series A-1 shall be adjusted so as to provide that upon conversion thereof the holder shall receive, in lieu of shares of Conversion Stock theretofore issuable upon such conversion, the kind and amount of shares, other securities, money and property receivable upon such designation, change or division by such holder had such holder converted such holder's shares of Series A-1 into Conversion Stock in accordance with Section 4 immediately prior to such designation, change or division. The Series A-1 shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this Section 6(a) shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

        (b)    Stock Splits; Stock Dividends.    If the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or declare a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, the

3

Conversion Price in effect immediately prior to such subdivision or dividend or other distribution shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

        (c)    Issuance of Additional Securities.    In case the Corporation shall issue or otherwise sell or distribute shares of Common Stock, or in accordance with Section 6(d) or 6(e) is deemed to have issued or otherwise sold or distributed any shares of Common Stock, for a consideration per share in cash or property at a price less than the then effective Conversion Price, the Conversion Price then in effect shall automatically be reduced by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance, sale or distribution plus the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for such issuance, sale or distribution (such consideration, if other than cash, as determined by the Board of Directors including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, whose determination shall be conclusive and described in a resolution of the Board of Directors) would purchase at the then Conversion Price per share, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such issuance, sale or distribution. For the purposes of this clause (c), the number of outstanding shares of Common Stock shall be deemed to include the Common Stock issuable upon conversion of the Series A, the Series A-1, the Series B and any other securities or other rights convertible into Common Stock then outstanding.

        (d)    Issuance of Options, Warrants or Other Rights to Acquire Common Stock.    If the Corporation in any manner grants or sells any options, warrants or other rights to acquire Common Stock and the price per share for which Common Stock is issuable upon the exercise of such options, warrants or other rights or upon conversion or exchange of any convertible securities issuable upon exercise of such options, warrants or other rights is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such options, warrants or rights, then the total maximum number of shares of Common Stock issuable upon the exercise of such options, warrants or rights or upon conversion or exchange of the total maximum amount of such convertible securities issuable upon the exercise of such options, warrants or rights shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such options, warrants or rights for such price per share. For purposes of this clause (d), the "price per share for which Common Stock is issuable" shall be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such options, warrants or rights, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such options, warrants or rights, plus in the case of such options, warrants and rights which relate to convertible securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such convertible securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such options, warrants or rights or upon the conversion or exchange of all such convertible securities issuable upon the exercise of such options, warrants and rights. No further adjustment of the Conversion Price shall be made when convertible securities are actually issued upon the exercise of such options, warrants and rights or when Common Stock is actually issued upon the exercise of such options, warrants and rights or the conversion or exchange of such convertible securities.

        (e)    Issuance of Securities Convertible or Exchangeable into Common Stock.    If the Corporation in any manner issues or sells any convertible securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such convertible securities shall be deemed to be outstanding and to

4

have been issued and sold by the Corporation at the time of the issuance or sale of such convertible securities for such price per share. For the purposes of this clause (e), the "price per share for which Common Stock is issuable" shall be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such convertible securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such convertible securities, and if any such issue or sale of such convertible securities is made upon exercise of any options, warrants and rights for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

        (f)    Change in Option Price or Conversion Rate; Expiration.    If the purchase price provided for in any options, warrants or rights to acquire Common Stock, the additional consideration, if any, payable upon the conversion or exchange of any convertible securities or the rate at which any convertible securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such options, warrants, rights to acquire Common Stock or convertible securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. Upon the expiration of any options, warrants or rights to acquire Common Stock for which an adjustment to the Conversion Price had been made, the Conversion Price in effect at the time of such expiration shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such options, warrants or rights to acquire Common Stock been exercisable only for the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights to acquire Common Stock. Notwithstanding the foregoing, no adjustment under this clause (f) shall at any time cause the Conversion Price hereunder to be increased to an amount which exceeds the Conversion Price in effect on the applicable original adjustment date.

        (g)    Treasury Shares.    The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any subsidiary thereof, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

        (h)    Certain Events.    If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions, then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A-1; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series A-1.

        (i)    Exception.    Notwithstanding anything herein to the contrary, no adjustment shall be made to the Conversion Price pursuant to this Section 6 upon the exercise of any options, warrants or other rights to purchase Common Stock outstanding as of the Funding Date, upon the issuance of any dividends on securities outstanding as of the Funding Date, or upon conversion of the Series A, the Series A-1, the Series B or any securities or other rights convertible into Common Stock, which options, warrants, securities or other rights were outstanding as of the Funding Date. Notwithstanding anything herein to the contrary, no adjustment shall be made to the Conversion Price pursuant to this Section 6 for (i) any options, warrants or other rights to purchase Common Stock granted to officers, directors or employees of, or consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement approved by the Board of Directors, or (ii) securities issued in connection with the acquisition by the

5

Corporation of another business entity or majority ownership thereof approved by the Board of Directors.

SECTION 7. ADDITIONAL CONVERSION MATTERS.

        (a)    Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale.    Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Conversion Stock are entitled to receive (either directly or upon subsequent liquidation) with respect to or in exchange for Conversion Stock, shares of the Corporation's stock or other securities (other than shares of Conversion Stock and other than securities for which an adjustment is otherwise provided in Section 6), stock or other securities of other persons, assets (excluding cash dividends) or options, warrants or rights (excluding options and warrants to purchase and rights to subscribe for Conversion Stock or other securities of the Corporation convertible into or exchangeable for Conversion Stock), is referred to herein as an "Organic Change". Unless shares of Series A-1 are converted to Conversion Stock prior to an Organic Change, then prior to the consummation of any such Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A-1 then outstanding) to ensure that each of the holders of Series A-1 shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A-1, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A-1 immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A-1 Preferred then outstanding) to insure that the provisions of this Certificate of Designation shall thereafter be applicable to the Series A-1 (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Conversion Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series A-1, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series A-1 then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For clarification purposes only, nothing in this Section 7(a) shall terminate the right of a holder of Series A-1 to convert such holder's shares pursuant to Section 4.

        (b)    Record of Conversion Price.    Whenever the shares of Common Stock or other types of securities or assets receivable upon conversion of the Series A-1 shall be adjusted as provided in Section 6, the Corporation shall forthwith obtain and file with its corporate records a certificate or letter from a firm of independent public accountants of recognized standing (which may be the Corporation's then independent certified public accountants) setting forth the computation and the adjusted number of shares of Common Stock or other securities or assets resulting from such adjustments, and a copy of such certificate or letter shall be mailed to the holders hereof. Any such certificate or letter shall be conclusive evidence as to the correctness of the adjustment or adjustments referred to therein and shall be available for inspection by any holders of the Series A-1 on any day during normal business hours.

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        (c)    Notice:

    (i)
    Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A-1, setting forth in reasonable detail and certifying the calculation of such adjustment.

    (ii)
    The Corporation shall give written notice to all holders of Series A-1 at least 20 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation..

    (iii)
    The Corporation shall also give written notice to the holders of Series A-1 at least 20 days prior to the date on which any Organic Change shall take place.

        (d)    Reservation of Shares.    The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of the Series A-1, the full number of shares of Common Stock then deliverable upon the conversion of all shares of the Series A-1 then outstanding.

        (e)    Fractional Shares.    No fractional shares of Common Stock are to be issued upon conversion. The Corporation shall pay a cash adjustment out of surplus in respect to any fraction of a share which would otherwise be issuable, in an amount equal to the fair market value of the Common Stock which shall be the same fraction of the last price per share at which the Common Stock was sold on any principal stock exchange on which such stock is then listed or admitted to trading, prior to the opening of business on the conversion date, or if no sale of such stock takes place on such day on such exchange, the average of the closing bid and asked prices on such day as officially quoted on such exchange, or if such stock shall not at the time be listed or admitted to trading on any stock exchange, the average of the last bid and asked prices for such stock on such day in the OTC Bulletin Board prior to the opening of business on the conversion date, or, if the Common Stock is not then included in the OTC Bulletin Board, as furnished by the National Quotation Bureau, Inc. or if such firm is not at the time engaged in the business of reporting such prices, as furnished by any firm then engaged in such business or by any member of the National Association of Securities Dealers, Inc., selected by the Corporation. If the Common Stock is not then publicly traded, fair market value shall be determined in good faith by the Corporation's Board of Directors.

        (f)    Transfer Taxes.    The Corporation will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Series A-1 pursuant hereto.

        (g)    Status of Common Stock.    All Common Stock that may be issued upon conversion of the Series A-1 will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

        (h)    Close of Books.    The Corporation shall not close its books against the transfer of Series A-1 or of Conversion Stock issued or issuable upon conversion of Series A-1 in any manner which interferes with the timely conversion of Series A-1. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

SECTION 8. VOTING.

        (a)    Election of Directors.    In the election of directors of the Corporation, the holders of the Series A-1, voting together with the holders of the Common Stock and the holders of the Series A as a single class, with each share of Common Stock entitled to one vote, each share of Series A entitled to

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one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of that certain Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A Preferred Stock, 7 1/2% Redeemable Convertible Series and each share of Series A-1 entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 hereof, in all cases as of the record date of such vote or, if no record date is specified, as of the date of such vote, shall be entitled to elect one less than a majority of the directors (or two less than a majority if there are an even number of directors) to serve on the Corporation's Board of Directors, until such director's successors are duly elected by the holders of the Common Stock, the Series A and the Series A-1 or are removed from office by the holders of the Common Stock, the Series A and the Series A-1.

        (b)    Voting as a Separate Class.    The Corporation shall not, without the consent of the holders of at least a majority of the shares of the Series A-1 then outstanding, voting as a separate class to the exclusion of all other classes, amend, alter, change, or repeal any of the express terms of the Series A-1.

        (c)    Other Voting Rights.    The holders of the Series A-1 shall be entitled to vote on all matters, other than those described above in clause (a) or (b) of this Section 8, in which holders of Common Stock, Series A and Series B are entitled to vote, voting together with holders of the Common Stock, the Series A and the Series B as a single class with (i) each share of Common Stock entitled to one vote, (ii) each share of Series A-1 entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 hereof, (iii) each share of Series A entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of that certain Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A Preferred Stock, 7 1/2% Non-Redeemable Convertible Series, and (iv) each share of Series B entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of that certain Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series B Preferred Stock, 15% Redeemable Convertible Series, in all cases as of the record date of such vote or, if no record date is specified, as of the date of such vote. The holders of the Series A-1 shall be entitled to receive all communications sent by the Corporation to the holders of Common Stock.

        (d)  Except as provided in Section 8(b) or by Delaware law, holders of shares of the Series A-1 shall not be entitled to vote as a separate class.

SECTION 9. LIQUIDATION.

        (a)    Liquidation Preference.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (hereinafter collectively called "liquidation"), before any amount shall be paid to or set aside for, or any assets shall be distributed among, the holders of shares of Series A, Common Stock, or of any other equity security of the Corporation subordinate to the Series A-1 as provided in Section 3 hereof, each holder of a share of the Series A-1 shall be entitled to receive out of the assets of the Corporation or the proceeds thereof, the higher of (i) a preferential payment in an amount equal to the Liquidation Preference thereof, and (ii) the value of the Common Stock issuable upon conversion of the Series A-1 had all of the outstanding Series A-1 been converted immediately prior to liquidation.

        (b)    Proportional Rights.    In the event the amount available for distribution as liquidation preference payments to holders of the Series A-1 and any other stock ranking on a parity therewith is insufficient to pay the full amount of their respective preferences, such amount shall be divided among and paid to such holders ratably in proportion to the respective amounts which would be payable to such holders if their respective liquidation preferences were to be paid in full.

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        (c)    Insufficient Funds.    In the event any liquidation preference payment to be made on the shares of the Series A-1 shall amount in the aggregate to less than the Liquidation Preference thereof, the Corporation in its discretion may require the surrender of certificates for shares of the Series A-1 and issue a replacement certificate or certificates, or it may require the certificates evidencing the shares in respect of which such payments are to be made to be presented to the Corporation, or its agent, for notation thereon of the amounts of the liquidation preference payments made in respect of such shares. In the event a certificate for shares of the Series A-1 on which payment of one or more partial liquidation preferences has been made is presented for exchange or transfer shall bear an appropriate notation as to the aggregate amount of liquidation preference payments theretofore made in respect thereof.

        (d)    Merger or Sale.    Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 9.

SECTION 10. REPLACEMENT CERTIFICATES.

        (a)    Mutilated Certificate.    If any mutilated certificate of Series A-1 is surrendered to the Corporation, the Corporation shall execute and deliver in exchange therefor a new certificate for Series A-1 of like tenor and principal amount, bearing a number not contemporaneously outstanding.

        (b)    Destroyed, Lost or Stolen Certificate.    If there is delivered to the Corporation (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any certificate of Series A-1 and (ii) such reasonable security or indemnity as may be required by it to save it harmless, then, in the absence of notice to the Corporation that such certificate of Series A-1 has been acquired by a bona fide purchaser, the Corporation shall execute and deliver in lieu of any such destroyed, lost or stolen certificate of Series A-1, a new certificate of Series A-1 of like tenor and principal amount and bearing a number not contemporaneously outstanding.

        (c)    Status of New Certificate.    Upon the issuance of any new certificate of Series A-1 under this Section 11, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith. Every new certificate of Series A-1 issued pursuant to this Section 11 in lieu of any destroyed, lost or stolen certificate of Series A-1, shall constitute an original additional contractual obligation of the Corporation, whether or not the destroyed, lost or stolen certificate of Series A-1 shall be at any time enforceable by anyone. Any new certificate for Series A-1 delivered pursuant to this Section 11 shall be so dated that neither gain nor loss in interest shall result from such exchange. The provisions of this Section 11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen certificate of Series A-1.

SECTION 11. AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the holders of a majority of the shares of Series A-1 outstanding at the time such action is taken.

SECTION 12. NOTICES. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and

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(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

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ANNEX B

Certificate to Provide for the Designation, Preferences,
Rights, Qualifications, Limitations or
Restrictions Thereof, of the Series B Preferred Stock,
15% Redeemable Convertible Series

        Williams Controls, Inc., a Delaware corporation (the "Corporation"), hereby certifies that pursuant to the authority vested in the Board of Directors of the Corporation by the provisions of its Certificate of Incorporation, and by the provisions of Section 151 of The General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolution:

  RESOLVED, there is hereby created a series of preferred stock, $.01 par value, of the Corporation, consisting of 150,000 shares of the authorized, but unissued preferred stock and designated the "Series B Preferred Stock" (hereinafter referred to as the "Series B"); and that to the extent that the terms, relative rights, preferences, qualifications and limitations of the Series B are not fixed and determined by the Certificate of Incorporation of the Corporation, as amended, they hereby are fixed and determined as set forth in Attachment A attached hereto.

I, being the duly authorized officer of the Corporation, do hereby certify under penalty of perjury that the foregoing resolution amending the Williams Controls, Inc. Certificate of Incorporation to provide for the designation, preferences, rights, qualifications, limitations or restrictions thereof, of the Series B Preferred Stock, 15% Redeemable Convertible Series is the act and deed of the Corporation and that the facts stated herein are true and, accordingly, have hereunto set my hand this             day of    , 2002.

/s/
Williams Controls, Inc.

Certificate to Provide for the Designation, Preferences,
Rights, Qualifications, Limitations or Restrictions Thereof,
of the Series B Preferred Stock,
15% Redeemable Convertible Series

SECTION 1. DESIGNATION, PAR VALUE AND NUMBER. 150,000 shares of authorized preferred stock of the Corporation are hereby constituted as a series of preferred stock, having a par value of $0.01 per share, designated as "Series B Preferred Stock, 15% Redeemable Convertible Series" hereinafter called "Series B". In accordance with the terms hereof, each share of Series B shall have the same relative rights as and be identical in all respects with each other share of Series B.

SECTION 2. DIVIDENDS

        (a)    Cumulative Dividends.    When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of State of Delaware, the Corporation shall pay preferential dividends in cash to the holders of shares of Series B as provided in this Section 2. Except as otherwise provided herein, cumulative preferential dividends on each share of Series B shall accrue on a daily basis at the rate of 15% per annum (the "Dividend Rate") on the sum of $100 plus accumulated and unpaid dividends thereon from and including the date of issuance of such share to and including the first to occur of (i) the date on which the amount payable pursuant to Section 10(a) on such share is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such share is converted into shares of Conversion Stock (as defined below) as provided herein, (iii) the date on which such share is redeemed by the Corporation as provided herein or (iv) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. "Conversion Stock" means shares of the Corporation's Common Stock, par value $.01 per share; provided, that if there is a change such that the securities issuable upon conversion of the Series B are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series B if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

        (b)    Dividend Reference Dates.    To the extent not paid on January 2, April 1, July 1 and October 1 of each year, beginning October 1, 2002 (the "Dividend Reference Dates"), all dividends which have accrued on each share of Series B outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date (each such period, a "Dividend Period") shall be accumulated and shall remain accumulated dividends with respect to such share until paid to the holder thereof.

        (c)    Adjustment of Dividend Rate.    Upon the occurrence of certain events described below, the Dividend Rate for each share of Series B outstanding shall be adjusted as follows:

    (i)
    in the event the Corporation fails to pay any amounts due American Industrial Partners Capital Fund III, L.P. ("AIP") or any of its affiliates (a "Payment Default") under the terms of any agreement with AIP or any of its affiliates (including without limitation that certain Series B Preferred Stock Purchase Agreement, dated as of May 31, 2002 (the "Funding Date), by and among the Corporation, AIP and certain other investors), and such Payment Default is not cured within thirty days, then the Dividend Rate will increase by five percent for any Dividend Period during which such Payment Default exists at any time, and for the first Dividend Period commencing after the date on which such Payment Default is cured; and

    (ii)
    in the event that any of the following occur, the Dividend Rate shall be increased by five percent, effective as of the date of issuance of such share of Series B: (A) less than $10,000,000 of the Corporation's net operating loss was available for use without restriction pursuant to Section 382 of the Internal Revenue Code ("Section 382") immediately after the Funding Date, (B) if during the period of time beginning on the Funding Date and ending on the close of business on September 30, 2004 (the "Applicable Period") the Corporation shall have deducted in the aggregate, for federal income tax purposes, less than $5,800,000 of Additional Deductions (as defined below) in connection with its investment in Ajay Sports, Inc. and Proactive Acquisition Corp., (C) more than $3,500,000 of Excess Liabilities (as defined below) (x) have collectively either been paid by the Corporation after March 31, 2002 or are on the Corporation's balance sheet as of September 30, 2004, or (y) have collectively either been paid by the Corporation after March 31, 2002 or are on the Corporation's balance sheet as of the last day of the fiscal quarter immediately preceding a Change of Control (as defined below), or (D) the average of the sum of the Corporation's pre-tax net income, plus interest expense, plus depreciation and amortization ("EBITDA"), each calculated based on the Corporation's audited financial statements made in accordance with U.S. generally acceptable accounting principles ("GAAP") for the two fiscal years beginning after the Funding Date is less than $7,000,000.

"Additional Deduction" means a loss or deduction (collectively, "loss") that is deductible against the ordinary income of the Corporation, without regard to any loss or limitation of deductibility caused by the application of Section 382 of the Internal Revenue Code. "Excess Liabilities" means, without duplication, (1) trade payables, accrued expenses and other obligations of the Corporation's discontinued operations including AgroTek Williams, Inc., GeoFocus, Inc., Hardee Williams, Inc., Kenco Williams, Inc., Premier Plastics Technologies, Techwood Williams, Inc., Waccamaw Wheel Williams, Inc., Williams Technologies, Inc., and Williams World Trade, Inc., (2) any monetary obligations related to Ed Cicotte, Coyote Engineering Inc. or any of their respective affiliates, (3) vendor interest and the 1999 Catepillar Inc. invoice settlement of Williams Controls Industries, Inc. included in the Corporation's balance sheet as of March 31, 2002, (4) environmental liabilities in excess of $1,500,000 of the Corporation or any of its subsidiaries, and (5) any other non-working capital liabilities related to events or facts which occurred prior to Closing (whether or not such liabilities arise prior to Closing) which were not set forth on (or are in excess of the amount set forth on) the face (as opposed to in the footnotes) of the Corporation's balance sheet as of March 31, 2002 (whether or not such liabilities were required to be set forth on such balance sheet). A "Change of Control" means any transaction, whether in a single transaction or series of related transactions, pursuant to which a person or group of related persons (x) acquires, whether by merger, stock purchase, recapitalization, redemption, issuance of capital stock or otherwise, more than fifty percent of the shares of Common Stock (as defined below) outstanding on a "fully diluted basis", or (y) acquires assets constituting all or substantially all of the assets of the Corporation and its subsidiaries. "Common Stock" means, collectively, the Corporation's Common Stock, par value $.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. "Fully diluted basis" means, as of any date of determination, the number of shares of Common Stock outstanding plus (without duplication) all shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then-outstanding rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock or securities exercisable for or convertible or exchangeable into Common Stock.

2

        (d)    Participating Dividends.    In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Series B at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B had all of the outstanding Series B been converted pursuant to Section 4 immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

        (e)    Distribution of Partial Dividend Payments.    Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares held by each such holder.

SECTION 3. PRIORITY. All shares of the Series B shall rank on a parity with each other and shall be senior to the Corporation's Series A Preferred Stock, 7 1/2% Redeemable Convertible Series (the "Series A"), the Corporation's Series A-1 Preferred Stock, Non-Redeemable Convertible Series (the "Series A-1"), the Common Stock of the Corporation, and any other class or series of stock of the Corporation hereafter created by the Board of Directors (in accordance with Section 8(b)) the terms of which do not expressly provide that it ranks on parity with or senior to the Series B, in all cases as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

SECTION 4. VOLUNTARY CONVERSION RIGHTS.

        (a)    Voluntary Conversion.    Each holder of shares of Series B shall have the right, at any time and from time to time, at the holder's option, to convert all or any portion of such holder's shares of Series B into a number of validly issued, fully paid and non-assessable shares of Conversion Stock of the Corporation computed by multiplying the number of shares to be converted by the sum of $100 per share plus accrued and unpaid dividends on such share (the "Liquidation Preference"), and dividing the result by the Conversion Price (as defined below) in effect at the time of conversion. The initial Conversion Price is $0.85; provided, however, that notwithstanding the foregoing, the holders of shares of Series B shall have the right upon the occurrence of a Change of Control on or after the third anniversary of the Funding Date ("Third Anniversary") to convert the Liquidation Preference of their shares of Series B into a number of shares of Conversion Stock at a conversion price equal to the lesser of (i) the Conversion Price then in effect, and (ii) the price per share of Conversion Stock as valued in the Change of Control (which value shall not be subject to reduction for any escrow or other expenses payable by the holders of the Conversion Stock under the terms of the event underlying the Change of Control); provided, further, however, upon the occurrence of a Change of Control before the Third Anniversary, the Conversion Price shall be adjusted so that the holders of shares of Series B have the right to convert the Liquidation Preference of their shares of Series B into a number of shares of Conversion Stock equal to the number of shares of Conversion Stock they would have received using the Conversion Price in effect immediately prior to the Change of Control had the Change of Control occurred on the Third Anniversary and had dividends accrued at the rate in effect on the date of the Change of Control until the Third Anniversary. The "Conversion Price" means the initial Conversion Price as adjusted from time to time pursuant to Section 6 below.

        (b)    Method of Voluntary Conversion.    In order to voluntarily convert shares of the Series B into Conversion Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed in blank at the principal office of the Corporation or its transfer agent, if any, or at such other office or offices, located in the United States as the Board of Directors may designate by written notice to all holders of Series B shares, and give written notice to the Corporation at said office that the holder elects to convert said shares of Series B. Shares of the Series B shall be deemed to have

3

been converted as of the date (hereinafter called the "Conversion Date") of receipt by the Corporation of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Stock on such date.

        (c)    Deliveries.    As soon as practicable on or after the Conversion Date but in no event more than five business days thereafter, the Corporation will deliver by Federal Express or other nationally recognized overnight delivery service to the address of the holders who submitted the Series B for conversion: (i) a certificate or certificates for the number of full shares of Conversion Stock issuable upon such conversion in such name or names and such denomination or denominations as the converting holder has specified, (ii) payment of the amount payable under Section 7(e) with respect to such conversion, and (iii) a certificate representing any shares of Series B which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

SECTION 5. FORCED CONVERSION RIGHTS. The Corporation shall have the right in its sole discretion to force conversion of all of the shares of Series B into a number of validly issued, fully paid and non-assessable shares of Conversion Stock of the Corporation computed by multiplying the number of shares to be converted by the amount of the Liquidation Preference thereof and dividing the result by the Conversion Price in effect at the time of conversion at any time after the Third Anniversary so long as all shares of Series A, all shares of Series A-1 and all shares of any other class or series of preferred stock subordinate to the Series B have been converted or redeemed or are being converted or redeemed concurrently with the conversion of the Series B; provided, that (i) on the day the Corporation gives the holders of the Series B notice of forced conversion (the "Forced Conversion Notice Date") and on the Forced Conversion Date (as defined below), the Conversion Stock issuable upon conversion has been registered pursuant to the Securities Act of 1933, as amended, and such registration is then currently effective; (ii) the average weekly closing bid price of the Conversion Stock as listed on the over the counter bulletin board (the "OTC Bulletin Board") or wherever the Corporation's Conversion Stock then trades for each of twenty-six consecutive weeks (the "Test Period"), with the last day of the Test Period no more than ten days prior to the Forced Conversion Notice Date, is greater than or equal to 200% of the Conversion Price; (iii) each of the Corporation's audited EBITDA for the most recently-ended fiscal year end and the Corporation's EBITDA for the twelve month period ending on the last date of the last month preceding the Forced Conversion Notice Date exceed $12,000,000; and (iv) the average weekly trading volume of the Conversion Stock for the Test Period exceeds 2% of the shares of Conversion Stock then outstanding. Any notice of forced conversion must be given to all holders no less than thirty days nor more than forty-five days prior to the date set forth for conversion (the "Forced Conversion Date"). The Forced Conversion Date shall be postponed for a period of up to twenty-four months if the holders of a majority of the shares of Series B then outstanding agree to waive all dividends on such shares during such period.

SECTION 6. ANTI-DILUTION ADJUSTMENTS. The Conversion Price shall be adjusted as follows:

        (a)    Amendment to the Certificate of Incorporation.    In the case of any amendment to the Certificate of Incorporation of the Corporation to change the designation of the Conversion Stock or the rights, privileges, restrictions or conditions in respect to the Conversion Stock or division of the Conversion Stock, the Series B shall be adjusted so as to provide that upon conversion thereof the holder shall receive, in lieu of shares of Conversion Stock theretofore issuable upon such conversion, the kind and amount of shares, other securities, money and property receivable upon such designation, change or division by such holder had such holder converted such holder's shares of Series B into Conversion Stock in accordance with Section 4 immediately prior to such designation, change or division. The Series B shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of

4

this Section 6(a) shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

        (b)    Stock Splits; Stock Dividends.    If the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or declare a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision or dividend or other distribution shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

        (c)    Issuance of Additional Securities.    In case the Corporation shall issue or otherwise sell or distribute shares of Common Stock, or in accordance with Section 6(d) or 6(e) is deemed to have issued or otherwise sold or distributed any shares of Common Stock, for a consideration per share in cash or property at a price less than the then effective Conversion Price, the Conversion Price then in effect shall automatically be reduced by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance, sale or distribution plus the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for such issuance, sale or distribution (such consideration, if other than cash, as determined by the Board of Directors including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, whose determination shall be conclusive and described in a resolution of the Board of Directors) would purchase at the then Conversion Price per share, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such issuance, sale or distribution. For the purposes of this clause (c), the number of outstanding shares of Common Stock shall be deemed to include the Common Stock issuable upon conversion of the Series A, the Series A-1, the Series B and any other securities or other rights convertible into Common Stock then outstanding.

        (d)    Issuance of Options, Warrants or Other Rights to Acquire Common Stock.    If the Corporation in any manner grants or sells any options, warrants or other rights to acquire Common Stock and the price per share for which Common Stock is issuable upon the exercise of such options, warrants or other rights or upon conversion or exchange of any convertible securities issuable upon exercise of such options, warrants or other rights is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such options, warrants or rights, then the total maximum number of shares of Common Stock issuable upon the exercise of such options, warrants or rights or upon conversion or exchange of the total maximum amount of such convertible securities issuable upon the exercise of such options, warrants or rights shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such options, warrants or rights for such price per share. For purposes of this clause (d), the "price per share for which Common Stock is issuable" shall be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such options, warrants or rights, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such options, warrants or rights, plus in the case of such options, warrants and rights which relate to convertible securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such convertible securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such options, warrants or rights or upon the conversion or exchange of all such convertible securities issuable upon the exercise of such options, warrants and rights. No further adjustment of the Conversion Price shall be made when convertible securities are actually issued upon the exercise of such options, warrants and rights or when Common Stock is actually issued upon the exercise of such options, warrants and rights or the conversion or exchange of such convertible securities.

5

        (e)    Issuance of Securities Convertible or Exchangeable into Common Stock.    If the Corporation in any manner issues or sells any convertible securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such convertible securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such convertible securities for such price per share. For the purposes of this clause (e), the "price per share for which Common Stock is issuable" shall be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such convertible securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such convertible securities, and if any such issue or sale of such convertible securities is made upon exercise of any options, warrants and rights for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

        (f)    Change in Option Price or Conversion Rate; Expiration.    If the purchase price provided for in any options, warrants or rights to acquire Common Stock, the additional consideration, if any, payable upon the conversion or exchange of any convertible securities or the rate at which any convertible securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such options, warrants, rights to acquire Common Stock or convertible securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. Upon the expiration of any options, warrants or rights to acquire Common Stock for which an adjustment to the Conversion Price had been made, the Conversion Price in effect at the time of such expiration shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such options, warrants or rights to acquire Common Stock been exercisable only for the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights to acquire Common Stock. Notwithstanding the foregoing, no adjustment under this clause (f) shall at any time cause the Conversion Price hereunder to be increased to an amount which exceeds the Conversion Price in effect on the applicable original adjustment date.

        (g)    Treasury Shares.    The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any subsidiary thereof, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

        (h)    Certain Events.    If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions, then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series B; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series B.

        (i)    Exception.    Notwithstanding anything herein to the contrary, no adjustment shall be made to the Conversion Price pursuant to this Section 6 upon the exercise of any options, warrants or other rights to purchase Common Stock outstanding as of the Funding Date, upon the issuance of any dividends on securities outstanding as of the Funding Date, or upon conversion of the Series A, the Series A-1, the Series B or any securities or other rights convertible into Common Stock, which options, warrants, securities or other rights were outstanding as of the Funding Date. Notwithstanding

6

anything herein to the contrary, no adjustment shall be made to the Conversion Price pursuant to this Section 6 for (i) any options, warrants or other rights to purchase Common Stock granted to officers, directors or employees of, or consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement approved by the Board of Directors, or (ii) securities issued in connection with the acquisition by the Corporation of another business entity or majority ownership thereof approved by the Board of Directors.

SECTION 7. ADDITIONAL CONVERSION MATTERS.

        (a)    Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale.    Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Conversion Stock are entitled to receive (either directly or upon subsequent liquidation) with respect to or in exchange for Conversion Stock, shares of the Corporation's stock or other securities (other than shares of Conversion Stock and other than securities for which an adjustment is otherwise provided in Section 6), stock or other securities of other persons, assets (excluding cash dividends) or options, warrants or rights (excluding options and warrants to purchase and rights to subscribe for Conversion Stock or other securities of the Corporation convertible into or exchangeable for Conversion Stock), is referred to herein as an "Organic Change". Unless shares of Series B are converted to Conversion Stock prior to an Organic Change, then prior to the consummation of any such Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B then outstanding) to ensure that each of the holders of Series B shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred then outstanding) to insure that the provisions of this Certificate of Designation shall thereafter be applicable to the Series B (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Conversion Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series B, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series B then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For clarification purposes only, nothing in this Section 7(a) shall effect the right of a holder of Series B to convert such holder's shares pursuant to Section 4.

        (b)    Record of Conversion Price.    Whenever the shares of Common Stock or other types of securities or assets receivable upon conversion of the Series B shall be adjusted as provided in Section 6, the Corporation shall forthwith obtain and file with its corporate records a certificate or letter from a firm of independent public accountants of recognized standing (which may be the Corporation's then independent certified public accountants) setting forth the computation and the adjusted number of shares of Common Stock or other securities or assets resulting from such adjustments, and a copy of such certificate or letter shall be mailed to the holders hereof. Any such

7

certificate or letter shall be conclusive evidence as to the correctness of the adjustment or adjustments referred to therein and shall be available for inspection by any holders of the Series B on any day during normal business hours.

        (c)    Notice.

    (i)
    Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B, setting forth in reasonable detail and certifying the calculation of such adjustment.

    (ii)
    The Corporation shall give written notice to all holders of Series B at least 20 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

    (iii)
    The Corporation shall also give written notice to the holders of Series B at least 20 days prior to the date on which any Organic Change shall take place.

        (d)    Reservation of Shares.    The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of the Series B, the full number of shares of Common Stock then deliverable upon the conversion of all shares of the Series B then outstanding.

        (e)    Fractional Shares.    No fractional shares of Common Stock are to be issued upon conversion. The Corporation shall pay a cash adjustment out of surplus in respect to any fraction of a share which would otherwise be issuable, in an amount equal to the fair market value of the Common Stock which shall be the same fraction of the last price per share at which the Common Stock was sold on any principal stock exchange on which such stock is then listed or admitted to trading, prior to the opening of business on the conversion date, or if no sale of such stock takes place on such day on such exchange, the average of the closing bid and asked prices on such day as officially quoted on such exchange, or if such stock shall not at the time be listed or admitted to trading on any stock exchange, the average of the last bid and asked prices for such stock on such day in the OTC Bulletin Board prior to the opening of business on the conversion date, or, if the Common Stock is not then included in the OTC Bulletin Board, as furnished by the National Quotation Bureau, Inc. or if such firm is not at the time engaged in the business of reporting such prices, as furnished by any firm then engaged in such business or by any member of the National Association of Securities Dealers, Inc., selected by the Corporation. If the Common Stock is not then publicly traded, fair market value shall be determined in good faith by the Corporation's Board of Directors.

        (f)    Transfer Taxes.    The Corporation will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Series B pursuant hereto.

        (g)    Status of Common Stock.    All Common Stock that may be issued upon conversion of the Series B will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

        (h)    Close of Books.    The Corporation shall not close its books against the transfer of Series B or of Conversion Stock issued or issuable upon conversion of Series B in any manner which interferes with the timely conversion of Series B. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

8

SECTION 8. VOTING.

        (a)    Election of Directors.    In the election of directors of the Corporation, the holders of the Series B voting as a separate class to the exclusion of all other classes shall be entitled to elect a majority of the directors to serve on the Corporation's Board of Directors, until such director's successors are duly elected by the holders of the Series B or are removed from office by the holders of the Series B. If the holders of the Series B for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series B elect a director to fill such position; provided, that in the interim, directors elected by the holders of Series B shall be entitled by resolution or vote to fill such directorship. Until the second anniversary of the Funding Date, the holders of the Series B shall be entitled to vote together with the holders of Common Stock, Series A and Series A-1 on the election of the remaining directors as a single class with (i) each share of Common Stock entitled to one vote, (ii) each share of Series A entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of that certain Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A Preferred Stock, 7 1/2% Redeemable Convertible Series (the "Series A Designation"), (iii) each share of Series A-1 entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of that certain Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A-1 Preferred Stock, Non-Redeemable Convertible Series (the "Series A-1 Designation"), and (iv) each share of Series B entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 hereof, in all cases as of the record date of such vote or, if no record date is specified, as of the date of such vote. On and after the second anniversary of the Funding Date, the holders of the Series B shall not be entitled to vote together with the holders of the Common Stock, the Series A and the Series A-1 on the election of the remaining directors.

        (b)    Voting as a Separate Class.    The Corporation shall not, without the consent of the holders of at least a majority of the shares of the Series B then outstanding, voting as a separate class to the exclusion of all other classes:

    (i)
    create, authorize or issue any stock ranking equal to or senior to the Series B as to dividends or distributions, or any obligation or security convertible into shares of any such senior stock;

    (ii)
    amend, alter, change, or repeal any of the express terms of the Series B; or

    (iii)
    pay any dividends to any holder of any class of capital stock of the Corporation.

        (c)    Other Voting Rights.    The holders of the Series B shall be entitled to vote on all matters, other than those described above in clause (a) or (b) of this Section 8, in which holders of Common Stock, Series A and Series A-1 are entitled to vote, voting together with holders of the Common Stock, the Series A and the Series A-1 as a single class with (i) each share of Common Stock entitled to one vote, (ii) each share of Series A entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of the Series A Designation, (iii) each share of Series A-1 entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of the Series A-1 Designation, and (iv) each share of Series B entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 hereof, in all cases as of the record date of such vote or, if no record date is specified, as of the date of such vote. The holders of the Series B shall be entitled to receive all communications sent by the Corporation to the holders of Common Stock.

        (d)  Except as provided in Section 8(b) or by Delaware law, holders of shares of the Series B shall not be entitled to vote as a separate class.

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SECTION 9. MANDATORY REDEMPTION.

        (a)    Mandatory Redemption.    Except as provided in Section 9(e), on the first to occur of the seventh anniversary of the Funding Date and a Change of Control (or as soon as practical thereafter), the Corporation shall redeem all outstanding shares of Series B (i) in the case of redemption on the seventh anniversary of the Funding Date, at a price per share equal to the product of (x) 100%, and (y) the Liquidation Preference, and (ii) in the event of a Change of Control, at a price per share equal to the product of (x) 100% plus the then Dividend Rate, and (y) the Liquidation Preference (each such price shall be referred to as the "Redemption Price").

        (b)    Notice of Redemption.    The Corporation shall give written notice by certified mail, return receipt requested, postage prepaid to each holder of the Series B, at each such holder's last address appearing on the books of the Corporation (but no failure to receive such a notice by any holder, so long as mailed in accordance with the provisions herein, shall affect the validity of the redemption of all shares of Series B) of a redemption (x) in the case of a redemption on the seventh anniversary of the Funding Date, not more than 60 nor less than 30 days prior to such seventh anniversary, and (y) in the event of a Change of Control, promptly after the Corporation obtains knowledge that a Change of Control has occurred or is proposed to occur. Each notice of redemption of shares of the Series B shall state:

    (i)
    the redemption date (which in the event of a Change of Control, shall be not more than 30 nor less than 10 days after the date the Corporation sends the notice of redemption),

    (ii)
    the Redemption Price,

    (iii)
    the Conversion Price on the date of notice,

    (iv)
    the place or places where certificates for such shares of the Series B to be redeemed are to be surrendered for conversion or for payment of the Redemption Price, and

    (v)
    in the event of a Change of Control, a description of the material terms of the Change of Control.

        (c)    Conversion Prior to the Redemption.    At any time prior to the redemption date, the holders of a majority of the then outstanding shares of Series B shall be entitled to elect, on behalf of each holder of Series B, to convert each share's Redemption Price into Common Stock based on the Conversion Price.

        (d)    Rights Following Redemption.    If notice of redemption shall have been duly given as provided in Section 9(b), and if, on the redemption date, funds necessary for such redemption have been deposited in trust with a bank or trust company, or have been set aside, in trust, by the Corporation, for the purpose of redeeming shares of the Series B, the shares of the Series B called for redemption shall, as of the close of business on the redemption date, no longer be transferable on the books of the Corporation and shall no longer be deemed to be outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares so called for redemption shall terminate, except only the right of the holders thereof to receive the Redemption Price, without interest thereon, upon surrender of the certificates for such shares.

        (e)    Remaining Outstanding.    Notwithstanding anything in Section 9(a) to the contrary, the holders of a majority of the then outstanding shares of Series B shall be entitled to elect, on behalf of each holder of Series B, to not have the Series B redeemed pursuant to this Section 9, by sending written notice to the Corporation of such request not less than five business days prior to the redemption date. Such election shall be irrevocable once made; provided, that the provisions of this Section 9 shall still apply in the event of a subsequent mandatory redemption.

10

        (f)    Insufficient Funds.    Subject to the rights of series of preferred stock which may from time to time come into existence, if funds of the Corporation legally available for redemption of shares of Series B on the redemption date are insufficient to redeem all shares of Series B, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares. Subject to the rights of series of preferred stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation become legally available for the redemption of shares of Series B, such funds will immediately be used to redeem the balance of the shares ratably among the holders of such shares. For clarification purposes only, failure by the Corporation to redeem all shares of Series B on the redemption date shall constitute a Payment Default pursuant to Section 2(c)(i).

        (g)    Escheat.    In case any holder of shares of the Series B which shall have been redeemed shall not, within three years of the date of redemption thereof, claim the amount deposited in trust for the redemption of such shares, the bank or trust company with which such funds were deposited, upon request of the Corporation, shall pay over to the Corporation such unclaimed amount and shall thereupon be relieved of all responsibility in respect thereof. The Corporation shall not be required to hold the amount so paid over to it, or any amount theretofore set aside by it, in trust after such three-year period, separate and apart from its other funds, and thereafter the holders of such shares of the Series B shall look only to the Corporation for payment of the Redemption Price thereof, without interest. All liability of the Corporation to any holder of shares of the Series B for payment of the Redemption Price for shares of the Series B called for redemption shall cease and terminate as of the close of business on the fourth anniversary of the redemption date for such shares.

        (h)    Cancellation of Shares.    Shares of the Series B redeemed pursuant to this Section 9 shall be canceled by the Corporation and thereafter shall be authorized and unissued shares of preferred stock, undesignated as to series, subject to reissuance by the Corporation as shares of any series of preferred stock other than the Series B.

SECTION 10. LIQUIDATION.

        (a)    Liquidation Preference.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (hereinafter collectively called "liquidation"), before any amount shall be paid to or set aside for, or any assets shall be distributed among, the holders of shares of Series A, Series A-1, Common Stock or of any other equity security of the Corporation subordinate to the Series B as provided in Section 3 hereof, each holder of a share of the Series B shall be entitled to receive out of the assets of the Corporation or the proceeds thereof, the higher of (i) a preferential payment in an amount equal to the Liquidation Preference thereof, and (ii) the value of the Common Stock issuable upon conversion of the Series B had all of the outstanding Series B been converted immediately prior to liquidation.

        (b)    Proportional Rights.    In the event the amount available for distribution as liquidation preference payments to holders of the Series B and any other stock ranking on a parity therewith is insufficient to pay the full amount of their respective preferences, such amount shall be divided among and paid to such holders ratably in proportion to the respective amounts which would be payable to such holders if their respective liquidation preferences were to be paid in full.

        (c)    Insufficient Funds.    In the event any liquidation preference payment to be made on the shares of the Series B shall amount in the aggregate to less than the Liquidation Preference thereof, the Corporation in its discretion may require the surrender of certificates for shares of the Series B and issue a replacement certificate or certificates, or it may require the certificates evidencing the shares in respect of which such payments are to be made to be presented to the Corporation, or its agent, for notation thereon of the amounts of the liquidation preference payments made in respect of such shares. In the event a certificate for shares of the Series B on which payment of one or more partial liquidation preferences has been made is presented for exchange or transfer shall bear an appropriate

11

notation as to the aggregate amount of liquidation preference payments theretofore made in respect thereof.

        (d)    Merger or Sale.    Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 10.

SECTION 11. REPLACEMENT CERTIFICATES.

        (a)    Mutilated Certificate.    If any mutilated certificate of Series B is surrendered to the Corporation, the Corporation shall execute and deliver in exchange therefor a new certificate for Series B of like tenor and principal amount, bearing a number not contemporaneously outstanding.

        (b)    Destroyed, Lost or Stolen Certificate.    If there is delivered to the Corporation (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any certificate of Series B and (ii) such reasonable security or indemnity as may be required by it to save it harmless, then, in the absence of notice to the Corporation that such certificate of Series B has been acquired by a bona fide purchaser, the Corporation shall execute and deliver in lieu of any such destroyed, lost or stolen certificate of Series B, a new certificate of Series B of like tenor and principal amount and bearing a number not contemporaneously outstanding.

        (c)    Status of New Certificate.    Upon the issuance of any new certificate of Series B under this Section 11, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith. Every new certificate of Series B issued pursuant to this Section 11 in lieu of any destroyed, lost or stolen certificate of Series B, shall constitute an original additional contractual obligation of the Corporation, whether or not the destroyed, lost or stolen certificate of Series B shall be at any time enforceable by anyone. Any new certificate for Series B delivered pursuant to this Section 11 shall be so dated that neither gain nor loss in interest shall result from such exchange. The provisions of this Section 11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen certificate of Series B.

SECTION 12. AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 13 hereof without the prior written consent of the holders of a majority of the shares of Series B outstanding at the time such action is taken.

SECTION 13. NOTICES. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

12

ANNEX C

Williams Controls, Inc.

Pro Forma Consolidated Financial Statements
(unaudited)

        The Company's Pro Forma Consolidated Statements of Operations for the year ended September 30, 2001 and the six months ended March 31, 2002 and the Pro Forma Consolidated Balance Sheet as of March 31, 2002 are presented to reflect the impact of the exchange of the Series A preferred Stock for Series A-1 preferred stock and the issuance of Mandatory redeemable Series B preferred stock. The Pro Forma Consolidated Statement of Operations give effect to the transaction as if such transaction occurred on October 1, 2000, the first day of the last complete fiscal year. These unaudited pro forma financial statements and notes hereto should be read in conjunction with the Company's Consolidated Financial Statements for the year ended September 30, 2001 and the six month period ended March 31, 2002, as previously published. The pro forma information is not necessarily indicative of the results that would have been reported had such events occurred on the date(s) specified, nor is it necessarily indicative of the Company's future results.

1

Williams Controls, Inc.

Pro Forma Consolidated Balance Sheet

March 31, 2002
(Dollars in thousands, except share and per share information)
(Unaudited)

		Adjustments
	Historical	Exchange of Series A for Series A-1	Issuance of Series B	Pro Forma
		(Note A)	(Note B)
ASSETS
Current Assets:
Cash and cash equivalents	$38	—	7,725	$7,763
Trade and other accounts receivable, less allowance of $448	8,714	—	—	8,714
Inventories, net	4,174	—	—	4,174
Prepaid and other current assets	1,389	—	—	1,389

Total current assets	14,315	—	7,725	22,040
Property plant and equipment, net	11,280	—	—	11,280
Goodwill, net	36	—	—	36
Other assets	340	—	—	340

Total assets	$25,971	—	$7,725	$33,696

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$8,556	—	—	$8,556
Accrued expenses	9,244	—	—	9,244
Current portion of long-term debt and capital leases	14,091	—	(4,950)	9,141
Convertible subordinated debt, net	2,102	—	—	2,102

Total current liabilities	33,993	—	(4,950)	29,043
Long-term debt and capital lease obligations	152	—	—	152
Other liabilities, Primarily employee benefit obligations	6,616	—	—	6,616
Mandatory redeemable Series B preferred stock	—	—	12,675	12,675
Shareholders' equity (deficit):
Preferred stock Series A ($.01 par value, 50,000,000 authorized; 78,200 issued and outstanding	1	(1)	—	—
Preferred stock Series A-1 ($.01 par value, 80,000 authorized; 78,200 issued and outstanding	—	1	—	1
Common stock ($.01 par value, 50,000,000 authorized; 19,928,522 issued and outstanding	199	—	—	199
Additional paid-in capital	23,069	—	—	23,069
Accumulated deficit	(35,303)	—	—	(35,303)
Other comprehensive loss—
Pension liability adjustment	(2,379)	—	—	(2,379)
Treasury stock (130,200 shares)	(377)	—	—	(377)
Total shareholders' equity (deficit)	(14,790)	—	—	(14,790)

Total liabilities and shareholders' equity (deficit)	$25,971	—	$7,725	$33,696

The accompanying notes are an integral part of this balance sheet.

2

Notes to Pro Forma Consolidated Balance Sheet as of March 31,2002

(Dollars in thousands except share and per share information)
(Unaudited)

(A)
Pro Forma Consolidated Balance Sheet effect of the exchange of Series A Preferred Stock for Series A-1 Preferred Stock.

  In conjunction with the Exchange Offer, the Company will exchange all outstanding Series A Preferred Stock, 7 1/2% Redeemable Convertible Series for shares of our newly authorized Series A-1 Preferred Stock, Non-Redeemable Convertible Series.

  As of March 31, 2002, the carrying amount of the Series A Preferred Stock approximated $7,820. For purposes of these pro forma financial statements, the Company has ascribed no incremental value to the conversion of Series A preferred stock to Series A-1 preferred stock. We anticipate that an estimate of the value, if any, will be provided in the next required quarterly report on Form 10Q or Form 10-k. A positive valuation could have tax consequences to certain stockholders of the Company. See "Certain Federal Income Tax Consequences."

  The Series A-1 preferred securities are convertible participating securities and are not included in the earnings per share computation, as the effect would be anti-dilutive.

(B)
Pro Forma Consolidated Balance Sheet effect of the issuance of 150,000 shares of Mandatory Redeemable Series B Preferred Stock.

  In conjunction with the Stock Purchase Agreement, the Company will issue 150,000 shares of Series B Preferred Stock, 15% Redeemable Convertible Series, to various investors, subject to shareholder approval. Additionally, a portion of the Convertible Secured Subordinated Debt, which is included in "Current portion of long term debt and capital leases," will convert into Series B Preferred Stock.

  The Series B Preferred Stock will be classified between total liabilities and stockholders' equity as "Mandatory redeemable series B Preferred Stock" in the amount of the $12,675, which represents the anticipated initial issuance of $15,000 less anticipated issuance costs of $2,325. In addition to accumulating dividends, the Company will amortize the issuance costs over the period from the issuance to the first redemption date.

  As of March 31, 2002, the carrying amount of the Convertible Secured Subordinated Debt that is expected to be converted approximated $2,500. For purposes of these pro forma financial statements, the Company has ascribed no incremental value to the conversion of a portion of the Secured Subordinated Debt to Series B preferred stock. We anticipate that an estimate of the value, if any, will be provided in the next required quarterly report on Form 10Q or Form 10-k. A positive valuation could have tax consequences to certain stockholders of the Company. See "Certain Federal Income Tax Consequences."

  The net cash proceeds from the Series B Preferred Stock are included in "cash and cash equivalents" in the Company's pro forma consolidated balance sheet. The net cash proceeds of $7,725 represents the anticipated cash proceeds of $12,500 from the issuance of the Series B Preferred Stock, less anticipated cash payments of $2,450 to certain of the holders of the Convertible secured subordinated debt, less anticipated issuance costs of $2,325. No pro-forma adjustment has been made to accrue interest income on the anticipated cash proceeds. It is anticipated that these proceeds will be used to pay down existing past due obligations of the Company, including a portion of the outstanding accounts payable and accrued expenses.

  The Series B preferred securities are convertible participating securities and are not included in the earnings per share computation, as the effect would be anti-dilutive.

3

Williams Controls, Inc.

Pro forma Consolidated Statement of Operations

For the six months ended March 31, 2002
(Dollars in thousands, except share and per share information)
(unaudited)

		Adjusted
	Historical	Exchange of Series A for Series A-1	Issuance of Series B	Pro Forma
		(Note A)	(Notes B,C,D)
Sales	$24,267	—	—	$24,267
Cost of sales	18,086	—	—	18,086

Gross margin	6,181		—	6,181
Operating expenses:
Research and development	1,659	—	—	1,659
Selling	602	—	—	602
Administration	3,292	—	200	3,492
Loss on impairment of investment—Ajay	3,565	—	—	3,565

Total operating expenses	9,118	—	200	9,318

Loss from operations	(2,937)	—	(200)	(3,137)
Other (income) expenses:
Interest and amortization expense	1,572	—	(421)	1,151
Other (income) expense, net	(44)	—	—	(44)

Total other expenses	1,528	—	(421)	1,107

Loss from operations before income tax	(4,465)	—	221	(4,244)
Income tax	—	—	—	—

Net loss from continuing operations	(4,465)	—	221	(4,244)
Discontinued operations:
Gain from exchange of building for debt of the previously discontinued Agricultural equipment segment	417	—	—	417

Net loss	(4,048)	—	221	(3,827)
Dividends on preferred stock	(534)	—	(1,740)	(2,274)

Net loss allocable to common shareholders	$(4,582)	—	(1,519)	$(6,101)

Net loss per common share from continuing operations—basic	$(0.25)	—	$(0.08)	$(0.33)
Net income per common share from discontinued operations—basic	0.02	—	—	0.02

Net loss per common share—basic	$(0.23)	—	$(0.08)	$(0.31)

Weighted average shares used in per share calculation—basic	19,926,935	—	19,926,935	19,926,935

Net loss per common share from continuing operations—diluted	$(0.25)	—	$(0.08)	$(0.33)
Net income per common share from discontinued operations—diluted	0.02	—	—	0.02

Net loss per common share—diluted	$(0.23)	—	$(0.08)	$(0.31)

Weighted average shares used in per share calculation—diluted	19,926,935	—	19,926,935	19,926,935

The accompanying notes are an integral part of this Statement of Operations.

4

Williams Controls, Inc.

Pro Forma Consolidated Statement of Operations

For the year ended September 30, 2001
(Dollars in thousands, except share and per share information)

		Adjusted
	Historical	Exchange of Series A for Series A-1	Issuance of Series B	Pro Forma
		(Note A)	(Notes B,C,D)
		(unaudited)		(unaudited)
Sales	$55,082	—	—	$55,082
Cost of sales	44,837	—	—	44,837

Gross margin	10,245	—	—	10,245
Operating expenses:
Research and development	4,005	—	—	4,005
Selling	1,312	—	—	1,312
Administration	8,261	—	400	8,661
Gain on sale of land and Building—Aptek	(1,837)	—	—	(1,837)
Gain on sale of Geofocus	(2,486)	—	—	(2,486)
Loss on impairment of assets—ProActive	4,366	—	—	4,366
Loss on impairment of assets—PPT	1,796	—	—	1,796

Total operating expenses	15,417	—	—	15,817

Loss from operations	(5,172)	—	—	(5,572)
Other (income) expenses:
Interest and amortization expense	4,507	—	(612)	3,895
Other (income) expense, net	(77)	—	—	(77)

Total other expenses	4,430	—	(612)	3,818

Net loss from continuing operations	(9,602)	—	212	(9,390)
Dividends on preferred stock	(1,096)	—	(3,202)	(4,298)

Net loss allocable to common shareholders	$(10,698)	—	(2,990)	$(13,688)

Net loss per common share from continuing operations—basic	$(0.54)	—	$(0.15)	$(0.69)

Weighted average shares used in per share calculation—basic	19,921,114	—	19,921,114	19,921,114

Net loss per common share from continuing operations—diluted	$(0.54)	—	$(0.15)	$(0.69)

Weighted average shares used in per share calculation—diluted	19,921,114	—	19,921,114	19,921,114

The accompanying notes are an integral part of these Statements of Operations.

5

Notes to Pro Forma Consolidated Statements of Operations

for the fiscal year ended September 30, 2001 and the six months ended March 31, 2002
(Dollars in thousands except share and per share information)
(Unaudited)

(A)
Pro Forma Consolidated Statement of Operations effect of exchange of Series A Preferred Stock for Series A-1 Preferred Stock

  The terms of the proposed exchange would result in a cancellation of the existing dividend obligation and granting of an additional replacement dividend that may be payable in either cash or converted to common stock. The cancellation and replacement dividends have no impact on Net loss allocable to common shareholders. Other than the replacement dividend, the Series A-1 preferred stock does not accrue dividends.

(B)
Pro Forma Consolidated Statement of Operations effect of issuance of 150,000 shares of Mandatory redeemable Series B Preferred Stock

  Conversion of a proton of the Convertible Secured Subordinated Debt and redemption of the remainder will result in elimination of the interest attributable to that obligation. Additionally, the amortization of the deferred loan costs associated with the Secured Subordinated Debt and the amortization of the warrant premium is also eliminated.

  Issuance of the Mandatory redeemable Series B Preferred Stock increases Dividends on Preferred Stock.

(C)
American Industrial Partners (AIP) Management Fee

  American Industrial Partners will charge the Company a management fee equivalent to 3% of the investment by AIP or $400 per fiscal year, whichever is greater.

(D)
Earnings per share and Weighted average number of primary and fully diluted shares

  Earnings per share adjustments are solely the result of adjustments to the Net loss allocable to common shareholders. Weighted average number of primary shares remains constant. Weighted average number of fully diluted shares remains constant as any adjustment to the outstanding shares for the change in stock warrants and options would be anti-dilutive. At March 31, 2002 and September 30, 2001 the Company had options and warrants covering 33,036,030 and 33,036,030 shares, respectively of the Company's common stock outstanding that were not considered in the respective diluted EPS calculations since they would have been anti-dilutive.

6

Capitalization

        The following table sets forth the capitalization of the Company as of March 31, 2002, and as adjusted to give effect to:

1.
The exchange of all outstanding (78,200 shares) of Series A Preferred Stock for 78,200 Series A-1 Preferred Stock

2.
The issuance of 150,000 share of Mandatory Redeemable Series B Preferred Stock at $100 par value and application of the net proceeds of the sale.

	March 31, 2002
	Actual	As Adjusted
Long-term debt (net of current portion)	$152	$152
Mandatory redeemable Series B preferred stock	—	12,675
Shareholders' equity (deficit):
Preferred stock Series A ($.01 par value, 50,000,000 authorized; 78,200 issued and outstanding	1	—
Preferred stock Series A-1 ($.01 par value, 80,000 authorized; 78,200 issued and outstanding	—	1
Common stock ($.01 par value, 50,000,000 authorized; 19,928,522 issued and outstanding	199	199
Additional paid-in capital	23,069	23,069
Accumulated deficit	(35,303)	(35,303)
Other comprehensive loss—
Pension liability adjustment	(2,379)	(2,379)
Treasury stock (130,200 shares)	(377)	(377)

Total shareholders' equity (deficit)	(14,790)	(14,790)

Total capitalization	$(14,638)	$(1,963)

7

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY OF TERMS OF THE EXCHANGE OFFER
FORWARD LOOKING STATEMENTS
RISK FACTORS
THE EXCHANGE OFFER
FINANCIAL INFORMATION
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
THE PROXY SOLICITATION
ADDITIONAL INFORMATION PERTAINING TO THE EXCHANGE OFFER AND PROXY SOLICITATION
WHERE YOU CAN FIND ADDITIONAL INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
MISCELLANEOUS
Williams Controls, Inc. Pro Forma Consolidated Financial Statements (unaudited)
Williams Controls, Inc. Pro Forma Consolidated Balance Sheet March 31, 2002 (Dollars in thousands, except share and per share information) (Unaudited)
Notes to Pro Forma Consolidated Balance Sheet as of March 31,2002 (Dollars in thousands except share and per share information) (Unaudited)
Williams Controls, Inc. Pro forma Consolidated Statement of Operations For the six months ended March 31, 2002 (Dollars in thousands, except share and per share information) (unaudited)
Williams Controls, Inc. Pro Forma Consolidated Statement of Operations For the year ended September 30, 2001 (Dollars in thousands, except share and per share information)
Notes to Pro Forma Consolidated Statements of Operations for the fiscal year ended September 30, 2001 and the six months ended March 31, 2002 (Dollars in thousands except share and per share information) (Unaudited)
Capitalization